UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __ )
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Costco Wholesale Corporation
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999 Lake Drive
Issaquah, Washington 98027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:
The Annual Meeting of the Shareholders of Costco Wholesale Corporation (the “Company”) will be held at the Meydenbauer Center, Center Hall, 11100 N.E. 6th Street, Bellevue, Washington 98004, on Thursday, January 29, 2015, at 4:00 p.m., for the following purposes:
1.    To elect the five Class I directors nominated by the Board of Directors to hold office until the 2018 Annual Meeting of Shareholders and until their successors are elected and qualified;
2.    To ratify the selection of KPMG LLP as the Company’s independent auditors for fiscal year 2015;
3.    To approve, on an advisory basis, the compensation of the Company’s executive officers for fiscal year 2014 as disclosed in these materials;
4.    To approve the Company's 2002 Stock Incentive Plan as amended and restated effective January 29, 2015;
5.    To consider a Company proposal to amend the Company's Articles of Incorporation to change certain voting requirements;
6.    To consider shareholder proposals as described in the accompanying Proxy Statement, if properly presented at the meeting; and
7.    To transact such other business as may properly come before the meeting or any adjournments thereof.
Only shareholders of record at the close of business on November 20, 2014, are entitled to notice of, and to vote at, the meeting. All shareholders are requested to be present in person or by proxy. Any shareholder who later finds that he or she can be present at the meeting, or for any reason desires to do so, may revoke the proxy at any time before it is voted.
Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting. We are mailing to many of our shareholders a notice of availability over the Internet of the proxy materials, rather than mailing a full paper set of the materials. The notice of availability contains instructions on how to access our proxy materials on the Internet, as well as instructions on obtaining a paper copy. All shareholders who do not receive such a notice of availability, including shareholders who have previously requested to receive a paper copy of the materials, will receive a full set of paper proxy materials by U.S. mail. This process will reduce our costs to print and distribute our proxy materials.
Voting by the Internet or telephone is fast and convenient, and your vote is immediately confirmed and tabulated. If you receive a paper copy of the proxy materials, you may also vote by completing, signing, dating and returning the accompanying proxy card in the enclosed return envelope furnished for that purpose. By using the Internet or telephone you help the Company reduce postage and proxy tabulation costs.

Please do not return the enclosed paper ballot if you are
voting over the Internet or by telephone.

VOTE BY INTERNET	VOTE BY TELEPHONE

http://www.proxyvote.com 24 hours a day/7 days a week	(800) 690-6903 via touch tone phone toll-free 24 hours a day/7 days a week

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 28, 2015. Have your proxy card in hand when you access the website, and follow the instructions to obtain your records and to create an electronic voting instruction form.
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 28, 2015. Have your proxy card in hand when you call and then follow the instructions.
Your cooperation is appreciated, because a majority of the common stock must be represented, either in person or by proxy, to constitute a quorum for the conduct of business.

By order of the Board of Directors,

John Sullivan
Secretary

December 18, 2014

Important Notice Regarding the Availability of Proxy Materials for the Meeting of Shareholders to be Held on January 29, 2015
The Proxy Statement and Annual Report to Shareholders are available at
http://investor.costco.com

PARKING FACILITY AND DRIVING DIRECTIONS

MEYDENBAUER CENTER
11100 NE 6th Street
Bellevue, Washington

DRIVING DIRECTIONS	PARKING
•   From Seattle via SR-520:

•  Take SR-520 east to I-405 south.
•  Take Exit 13A west to NE 4th Street westbound.
•  Turn right onto 112th Ave NE.
•  Turn left onto NE 6th Street to Meydenbauer Center’s
   parking garage on the right.

Due to limited parking availability, we encourage you to explore Metro Transit’s commuter services. The Bellevue Transit Center is conveniently located less than a block from Meydenbauer Center.

Meydenbauer Center’s Parking Garage is located at 11100 NE 6th Street. It does not accommodate vehicles over 6’9” tall.

•     From Seattle via I-90:

•  Take I-90 east to I-405 north.
•  Take Exit 13A west to NE 4th Street westbound.
•  Turn right onto 112th Avenue NE.
•  Turn left onto NE 6th Street to Meydenbauer Center’s
   parking garage on the right.

Bellevue Corporate Plaza Garage handles overflow parking for Meydenbauer Center. It is located at NE 6th Street on 110th Ave. NE. Proceed up the hill past Meydenbauer Center. Turn right at the light, and left into the parking structure.

Parking in these two facilities for this event will be paid by the Company. As you leave, tell the attendant you attended the Costco Wholesale Annual Meeting.

PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD
January 29, 2015

SOLICITATION AND REVOCATION OF PROXY
Proxies in the form furnished are solicited by the Board of Directors of the Company to be voted at the Annual Meeting of Shareholders to be held on January 29, 2015, or any adjournments (the “Annual Meeting”). The individuals named as proxies are Jeffrey H. Brotman and W. Craig Jelinek. A Notice of Internet Availability of Proxy Materials was first sent to shareholders and the accompanying notice of meeting, this Proxy Statement and the form of proxy are first being made available to shareholders on or about December 19, 2014.
All shares represented by proxies received will be voted in accordance with instructions contained in the proxies. The Board of Directors unanimously recommends a vote:

1.	FOR the nominees for director listed in these materials and on the proxy;

2.	FOR the ratification of the selection of the Company’s independent auditors;

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers as disclosed in these materials;

4.	FOR approval of the Company’s 2002 Stock Incentive Plan as amended and restated effective as of January 29, 2015;

5.	FOR the Company proposal to amend the Company’s Articles of Incorporation to change certain voting requirements; and

6.	AGAINST the shareholder proposal.
In the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted in accordance with the foregoing recommendations. With respect to the proposal to amend the Articles of Incorporation, in the absence of voting instructions to the contrary, shares represented by validly executed proxies will be voted ABSTAIN. A shareholder giving a proxy has the power to revoke it any time before it is voted by providing written notice to the Secretary of the Company, by delivering a later-dated proxy, or by voting in person at the Annual Meeting.
Only shareholders of record at the close of business on November 20, 2014 (the “Record Date”) will be entitled to vote at the Annual Meeting. At the close of business on the Record Date, there were 440,499,129 shares of common stock outstanding, which represent all of the voting securities of the Company. Each share of common stock is entitled to one vote. Shareholders do not have cumulative voting rights in the election of directors.
A majority of the common stock entitled to vote at the Annual Meeting, present either in person or by proxy, will constitute a quorum. Shareholders who abstain from voting on any or all proposals will be included in the number of shareholders present at the meeting for purposes of determining the presence of a quorum.

Abstentions and broker non-votes will not be included in the total of votes cast and will not affect the outcome of proposals 1 through 4 and 6 and will have the same effect as a vote "against" on proposal 5.
With respect to proposal 1, the election of directors, the five directors receiving the highest number of votes will be elected. The Company’s bylaws provide that in an uncontested election for directors a nominee who receives a greater number of “withhold” votes than votes “for" shall offer his or her resignation. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer. With respect to proposals 2 through 4 and 6, to approve each proposal the votes that shareholders cast “for” must exceed the votes that shareholders cast “against.” Proposal 5 will be passed only if approved by two-thirds of the votes entitled to be cast on the proposal.
If your shares are held by a broker or other financial institution on your behalf (that is, in “street name”), and you do not instruct that firm as to how to vote these shares, Nasdaq rules allow the firm to vote your shares only on routine matters. Proposal 2, the ratification of the selection of the Company’s independent auditors for fiscal 2015, is the only matter for consideration at the meeting that Nasdaq rules deem to be routine. For all other proposals, you must submit voting instructions to the firm that holds your shares if you want your vote to count. When a firm votes a client’s shares on some but not all of the proposals, the missing votes are referred to as “broker non-votes.” Please instruct your broker or other financial institution so your vote can be counted.
In addition to mailing the Notice of Internet Availability of Proxy Materials to shareholders, the Company has asked banks and brokers to forward copies of the Notice of Internet Availability of Proxy Materials, and upon request paper copies of the proxy materials, to persons for whom they hold stock of the Company and to request authority for execution of the proxies. The Company will reimburse the banks and brokers for their reasonable out-of-pocket expenses in doing so. Officers and employees of the Company may, without being additionally compensated, solicit proxies by mail, telephone, facsimile or personal contact. All proxy-soliciting expenses will be paid by the Company in connection with the solicitation of votes for the Annual Meeting. Georgeson Inc. may solicit proxies at a cost we anticipate will not exceed $35,000.
NOTE ABOUT FORWARD-LOOKING STATEMENTS
Certain statements in this Proxy Statement, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this Proxy Statement. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties that may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” in our Forms 10-K and 10-Q. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.
PROPOSAL 1: ELECTION OF DIRECTORS
The Board of Directors is divided into three classes. Directors are elected by class, for three-year terms. Successors to the class of directors whose term expires at any annual meeting are elected for three-year terms. Each of Jeffrey H. Brotman, Daniel J. Evans, Richard A. Galanti, Jeffrey S. Raikes and James D. Sinegal is nominated as a member of Class I, to serve for a three-year term until the annual meeting of shareholders in 2018 and until his successor is elected and qualified. All nominees are current directors.
Each nominee has indicated a willingness and ability to serve as a director. If any nominee becomes unable or unwilling to serve, the accompanying proxy may be voted for the election of such other person as will be designated by the Board. The proxies being solicited will be voted for no more than five nominees at the Annual Meeting. Each director will be elected by a plurality of the votes cast, in person or by proxy, at the Annual Meeting, assuming a quorum is present.
The candidates for election have been nominated by the Board based on the recommendation of the Nominating and Governance Committee. In addition to the information presented below regarding each nominee’s specific experience, qualifications, attributes and skills that led the Board to conclude that he or she should serve as a director, the Board believes that each nominee has demonstrated: outstanding achievement in his or her professional career; relevant experience; personal and professional integrity; ability to make independent, analytical inquiries; experience with and understanding of the business environment; and willingness and ability to devote adequate time to Board duties. We also believe that our directors collectively have the skills and experience that make them well-suited to oversee the Company. They are established leaders in important areas of business, academia, government service, and other public and non-profit service. In addition, members of our Board have had a great diversity of experiences and bring a wide variety of views that strengthen their ability to guide our Company.
The Board of Directors unanimously recommends that you vote FOR Proposal 1.
Directors
The following table sets forth information regarding each nominee for election as a director and each director whose term of office will continue after the Annual Meeting (with the exception of William H. Gates).

Name	Current Position With the Company	Age	Expiration of Term as Director
Jeffrey H. Brotman	Chairman of the Board of Directors	72	2015
Benjamin S. Carson, Sr., M.D.	Director	63	2016
Susan L. Decker	Director	52	2017
Daniel J. Evans	Director	89	2015
Richard A. Galanti	Executive Vice President, Chief Financial Officer and Director	58	2015
William H. Gates	Director	89	2016
Hamilton E. James	Lead Independent Director	63	2016
W. Craig Jelinek	President, Chief Executive Officer and Director	62	2016
Richard M. Libenson	Director	72	2017
John W. Meisenbach	Director	78	2017
Charles T. Munger	Director	90	2017
Jeffrey S. Raikes	Director	56	2015
Jill S. Ruckelshaus	Director	77	2016
James D. Sinegal	Director	78	2015
Set forth below is information with respect to each director of the Company, which as used below means Costco Wholesale Corporation and includes its predecessor company, Costco Wholesale Corporation, as it existed prior to the 1993 merger with The Price Company.
Jeffrey H. Brotman is the Chairman of the Board of the Company. Mr. Brotman is a co-founder of the Company and has been Chairman of the Board since the Company’s inception, except from October 1993 to December 1994, when he was Vice Chairman. Mr. Brotman’s qualifications to serve on the Board include his roles as a co-founder of the Company and Chairman of the Board, his extensive knowledge of our Company’s business developed over the course of his long career here, and his previous service on the boards of other public companies.
Benjamin S. Carson, Sr., M.D. has been a director of the Company since May 1999. From 1984 to 2013 he was a Professor and Director of Pediatric Neurosurgery at Johns Hopkins Medicine, where he is now

Professor Emeritus. Dr. Carson has also served as a director of Kellogg Company since 1997, and most recently became the Chairman of the Board for Vaccinogen, Inc. He has written extensively and is a frequent speaker on a variety of topics, including pediatric neurology, motivation and self-help for children, and community involvement. Dr. Carson’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the board of another public company, and his important role in one of the nation’s leading institutions of higher learning.
Susan L. Decker has been a director of the Company since October 2004. She has been a principal of Deck3 Ventures LLC, a consulting and advisory firm in Menlo Park, California, since 2009. She served as Entrepreneur-in-Residence at Harvard Business School during the 2009-10 school year, where she was involved in case development activities and helped develop and teach the Silicon Valley Immersion Program for Harvard Business School. Ms. Decker was President of Yahoo! Inc. from June 2007 to April 2009. Prior to becoming President, she served as the head of one of Yahoo!’s two major business units, the Advertiser and Publisher Group, and as Executive Vice President and Chief Financial Officer from June 2000 to June 2007. She is a director of Berkshire Hathaway Inc., Intel Corporation, and was previously a director of LegalZoom and Pixar. Ms. Decker’s qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences, including senior leadership positions, in the areas of finance, technology and marketing.
Daniel J. Evans has been a director of the Company since January 2003. He has been the chairman of Daniel J. Evans Associates, a consulting firm, since 1989. From 1983 through 1989, he served as a U.S. Senator for the State of Washington, and he was the President of The Evergreen State College from 1977 through 1983. From 1965 through 1977, he served as Governor of the State of Washington. Mr. Evans serves on the boards of NIC Inc. and Archimedes Technology Group. Mr. Evans’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in government and public service.
Richard A. Galanti has been a director of the Company since January 1995, and Executive Vice President and Chief Financial Officer of the Company since October 1993. Mr. Galanti’s qualifications to serve on the Board include his extensive knowledge of the Company’s business developed over the course of his long career here, particularly in the areas of finance and financial reporting.
William H. Gates has been a director of the Company since January 2003. He has been the Co-Chair of the Bill & Melinda Gates Foundation since its inception. He has served as trustee, officer and volunteer for more than two dozen Northwest organizations, including the Greater Seattle Chamber of Commerce and King County United Way. In 1995, he founded the Technology Alliance. From 1964 until 1994 Mr. Gates was a partner in the law firm of Preston, Gates & Ellis and predecessor firms. Mr. Gates’ qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the legal profession, one of the country’s largest foundations, and other public-service positions. As previously disclosed, Mr. Gates has notified the Company that he will voluntarily resign as a member of the Board, effective after the conclusion of the 2015 Annual Meeting. The Company and the Board express their deepest gratitude to Mr. Gates for his more than eleven years of dedicated service.
Hamilton E. James has been a director of the Company since August 1988 and the Lead Independent Director since 2005. He is President and Chief Operating Officer of The Blackstone Group, a global alternative asset manager and provider of financial advisory services, and a member of the board of directors of its general partner, Blackstone Group Management L.L.C. He was previously Chairman of Global Investment Banking at Credit Suisse First Boston USA, Inc. Mr. James’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company and his broad-ranging experiences in the financial services industry, including senior leadership positions.

W. Craig Jelinek has been a director and President of the Company since February 2010, and Chief Executive Officer since January 1, 2012. Mr. Jelinek previously was President and Chief Operating Officer from February 2010 until January 2012, and was Executive Vice President in charge of merchandising beginning in 2004. He spent the previous twenty years in various management positions in warehouse operations. Mr. Jelinek’s qualifications to serve on the Board include his extensive knowledge of our Company’s business developed over the course of his long career here, particularly in the areas of operations and merchandising.
Richard M. Libenson has been a director of the Company since 1993 and has served as a consultant to the Company since that time. He was a founder and director of The Price Company from its formation in 1976 until it merged with the Company in 1993, and was an executive officer of The Price Company from 1976 until October 1989. Mr. Libenson’s qualifications to serve on the Board include his roles as a long-serving consultant to the Company and his extensive knowledge of our Company’s business developed over the course of his long career here and with The Price Company.
John W. Meisenbach has been a director of the Company since its inception. He is President of MCM, A Meisenbach Company, a financial services company, which he founded in 1962. He also currently serves as a director of Expeditors International and M Financial Holdings. Previously Mr. Meisenbach was a trustee of the Elite Fund, a company registered under the Investment Company Act of 1940. Mr. Meisenbach’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the insurance industry.
Charles T. Munger has been a director of the Company since January 1997. He is Vice Chairman of the Board of Directors of Berkshire Hathaway Inc., and Chairman of the Board of Directors of Daily Journal Corporation. Mr. Munger’s qualifications to serve on the Board include the knowledge and experience he has gained, and contributions he has made, during his tenure as a director of our Company, his service on the boards of other public companies, and his broad-ranging experiences in the areas of investments, finance, and insurance.
Jeffrey S. Raikes has been a director of the Company since December 2008. He is the co-founder of the Raikes Foundation. Previously he was the Chief Executive Officer of the Bill & Melinda Gates Foundation from 2008 to 2014. Mr. Raikes held several positions with Microsoft Corporation from 1981 to 2008, including President of the Business Division from 2005 to 2008. Mr. Raikes's qualifications to serve on the Board are broad-ranging experiences, including senior leadership positions, in the areas of technology and marketing and at one of the country’s largest foundations.
Jill S. Ruckelshaus has been a director of the Company since February 1996. Ms. Ruckelshaus serves on the boards of various non-profit organizations. Previously she was a director of Lincoln National Corporation. Her qualifications to serve on the Board include the knowledge and experience she has gained, and contributions she has made, during her tenure as a director of our Company, her service on the boards of other public companies, and her broad-ranging experiences in government and other public service.
James D. Sinegal was Chief Executive Officer of the Company until his retirement on December 31, 2011. He was also President until February 2010 and served as a non-officer employee from January 2012 through April 2013. Mr. Sinegal is a co-founder of the Company and has been a director since its inception. Mr. Sinegal’s qualifications to serve on the Board include his roles as a co-founder of the Company, President, and Chief Executive Officer, his extensive career in the retail industry, and his knowledge of our Company’s business developed over the course of his long career here.
No family relationship exists among any of the directors or executive officers. No arrangement or understanding exists between any director or executive officer and any other person pursuant to which any director was selected as a director or executive officer of the Company.
Committees of the Board
The Board has determined that each member of the Audit, Compensation and Nominating and Governance Committees meets Nasdaq listing standards regarding “independence,” including applicable committee independence requirements. Each committee has a written charter, which may be viewed at our website at www.costco.com through the Investor Relations page. Directors deemed independent are Mses. Decker and Ruckelshaus and Messrs. Carson, Evans, Gates, James, Munger and Raikes, who constitute a majority of the Board. The non-executive directors of the Company met in executive session presided over by the Lead Independent Director at one meeting this year.
Audit Committee. The functions of the Audit Committee include (among others):

•	providing direct communication between the Board and the Company’s internal and external auditors;

•	monitoring the design and maintenance of the Company’s system of internal accounting controls;

•	selecting, evaluating and, if necessary, replacing the external auditors;

•	reviewing the results of internal and external audits as to the reliability and integrity of financial and operating information;

•
maintaining procedures for receipt, retention and treatment of any complaints received by the Company about its accounting, internal accounting controls or auditing matters and for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

•	reviewing the relationships between the Company and the external auditors to ascertain the independence of the external auditors; and

•	approving compensation of the external auditors.
The members of the committee are Messrs. Munger (chair) and Evans and Ms. Decker. The Board has determined that Mr. Munger is an “audit committee financial expert” as defined by the rules of the Securities and Exchange Commission (“SEC”). In order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the external auditors. In conjunction with the mandated rotation of the external auditor's lead engagement partner, the Audit Committee and its chairperson are directly involved in the selection of the new lead engagement partner. The Audit Committee met eight times during fiscal 2014. A report of the Audit Committee is set forth below.
Compensation Committee.    The Compensation Committee’s function is to review the salaries, bonuses and stock-based compensation provided to executive officers of the Company and to oversee the overall administration of the Company’s compensation and stock-based compensation programs. Except with respect to setting the compensation of the chief executive officer, the committee may delegate its authority to a subcommittee of the committee (consisting either of a subset of members of the committee or any members of the Board who would be eligible to serve on the committee). In addition, to the extent permitted by applicable law, the committee may delegate to one or more executive officers of the Company the authority to grant stock options and other stock awards to employees who are not executive officers or members of the Board. The committee has delegated certain authority to the Chief Executive Officer and Chairman of the Board with respect to such awards not involving executive officers. See Compensation Discussion and Analysis below for a further description of the role of the committee. The members of the committee are Messrs. Carson (chair) and Munger and Ms. Ruckelshaus. The Compensation Committee met two times during fiscal 2014. A report of the Compensation Committee is set forth below.
Nominating and Governance Committee.    The functions of the Nominating and Governance Committee are to identify and approve individuals qualified to serve as members of the Board, select director nominees for the annual meeting of shareholders, evaluate the Board’s performance, develop and recommend to the Board corporate governance guidelines, and provide oversight with respect to corporate governance and ethical conduct. The members of the committee are Messrs. Gates (chair), Evans and Raikes and Ms. Ruckelshaus. The committee is authorized by its charter to engage its own advisors. The committee approved the nomination of the candidates reflected in proposal 1. The Board is responsible for nominating members for election to the Board and for filling vacancies on the Board that may occur between annual meetings of shareholders. The committee is responsible for identifying, screening and recommending to the Board candidates for Board membership. When formulating its recommendations, the committee will also consider advice and recommendations from others as it deems appropriate. The committee met four times in fiscal 2014.

The committee will consider shareholder recommendations for candidates to serve on the Board. In accordance with our Bylaws, the name of any recommended candidate, together with pertinent biographical information, a document indicating the candidate’s willingness to serve if elected, and evidence of the nominating shareholder’s ownership of Company stock should be sent to the Secretary of the Company. The Company may require additional information, as described in our Bylaws. Our Corporate Governance Guidelines provide that nominees for director will be selected on the basis of, among other things, knowledge, experience, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, and understanding of the Company’s business environment, all in the context of an assessment of the perceived needs of the Board at the time. Nominees should also be willing to devote adequate time and effort to Board responsibilities. The Nominating and Governance Committee does not set specific, minimum qualifications that nominees must meet in order for the committee to recommend them to the Board, but rather believes that each nominee should be evaluated based on his or her individual merit, taking into account the needs of the Company and the composition of the Board.
We believe that the Company benefits from having directors with a diversity of viewpoints, backgrounds, and experiences. Currently, of the fourteen directors on the Board, two are women and one is African American. In addition, as discussed above, our directors bring a diversity of viewpoints and experiences as established leaders in important areas of business, academia, government service, and other public and non-profit service that we believe strengthens the Board’s ability to guide our Company. Pursuant to our Corporate Governance Guidelines, the Nominating and Governance Committee oversees a self-assessment of the Board’s performance every third year. The assessment seeks to identify specific areas, if any, in need of improvement or strengthening, including with respect to the diversity of our Board in terms of viewpoints, backgrounds and experiences.
Formal nomination of candidates by shareholders requires compliance with section 2.1 of the Bylaws. There is otherwise no formal process prescribed for identifying and evaluating nominees, except as described in the Corporate Governance Guidelines.
Corporate Governance Guidelines.    The Board has adopted Corporate Governance Guidelines, which may be viewed at www.costco.com through the Investor Relations page.
Board Structure.    The Corporate Governance Guidelines provide that the Board does not require the separation of the offices of the Chairman of the Board and the Chief Executive Officer and shall be free to choose its Chairman in any way that it deems best for the Company at any given point in time. Currently the positions of Chairman and Chief Executive Officer are filled separately. The Board believes that this structure is appropriate for the Company at this time. As a co-founder of the Company, Mr. Brotman has played a critical role in the growth of the Company, and his role as Chairman is complemented by the role of Mr. Jelinek as president and chief executive officer and a more active participant in day to day management of the Company. In addition, the Board believes that it obtains effective additional board leadership through the role of the Lead Independent Director, currently filled by Mr. James. The Lead Independent Director presides over executive sessions of the Board and otherwise facilitates communication among senior management and the non-employee directors.
The Role of the Board in Risk Oversight.    One of the Board’s functions is to oversee the ways in which management deals with risk. The Board seeks to ensure that management has in place processes for dealing appropriately with risk. It is the responsibility of the Company’s senior management to develop and implement the Company’s short- and long-term objectives and to identify, evaluate, manage and mitigate the risks inherent in seeking to achieve those objectives. Management is responsible for identifying risk and risk controls related to significant business activities and Company objectives, and developing programs to determine the sufficiency of risk identification, the balance of potential risk to potential reward, the appropriate manner in which to control risk, and the support of the risk-controlling behavior and the risk to Company strategy. The Board implements its risk oversight responsibilities primarily through the Audit Committee, which receives management reports on the potentially significant risks that the Company faces and how the Company is seeking to control risk where appropriate and oversees internal control over financial reporting. In more limited cases, such as with risks of significant new business concepts and substantial entry into new markets, risk oversight is addressed as part of the full Board’s engagement with the chief executive officer and management. Board members also often discuss risk as a part of their review of the ongoing business, financial, and other activities of the Company. The Board also has overall responsibility for executive-officer succession planning. The Nominating and Governance Committee also exercises oversight regarding risks associated with corporate governance matters and certain issues relating to the Company’s ethics and compliance programs.
Compensation of Directors
Each non-employee director earns $30,000 per year for serving on the Board and $1,000 for each Board and committee meeting attended. Directors are reimbursed for travel expenses incurred in connection with their duties. In fiscal 2014, each non-employee director received an annual grant of 2,400 restricted stock units (“RSUs”) near the beginning of the fiscal year. These RSUs vest one-third annually, beginning on the first anniversary of the date of grant and are subject to accelerated vesting upon the director’s retirement: 50% and 100% after five and ten years of service (respectively). The compensation for non-executive directors was adjusted in fiscal 2014 (when the number of RSUs was reduced from 3,000). Corporate governance guidelines, which have been met by all directors, require non-executive directors to own and maintain at least 6,000 shares of Company stock by April 2014 or within five years of joining the Board.
The following table summarizes information regarding director compensation for the non-employee directors of the Company for fiscal 2014.

Name	Fees Earned or Paid in Cash ($)[1]	Stock Awards ($)[2]	All Other Compensation ($)	Total ($)
Benjamin S. Carson, Sr. M.D.	36,000	275,784		311,784
Susan L. Decker	42,000	275,784		317,784
Daniel J. Evans	45,000	275,784		320,784
William H. Gates	38,000	275,784		313,784
Hamilton E. James	34,000	275,784		309,784
Richard M. Libenson	34,000	275,784	330,246[3]	640,030
John W. Meisenbach	34,000	275,784		309,784
Charles T. Munger	44,000	275,784		319,784
Jeffrey S. Raikes	37,000	275,784		312,784
Jill S. Ruckelshaus	39,000	275,784		314,784
James D. Sinegal	34,000	275,784		309,784
_______________________

(1)	Represents the amount of cash compensation received for fiscal 2014 Board service.

(2)
In 2014, the Board of Directors granted 2,400 restricted stock units (“RSUs”) to each of the non-employee directors. These grants will vest over a three-year period, subject to the director’s continued Board service, and certain acceleration provisions upon retirement from the Board. This column represents the grant-date fair value of the RSUs granted to each non-employee director in 2014. The grant-date fair value is calculated as the market value of the common stock on the grant date less the present value of the expected dividends forgone during the vesting period. These amounts thus do not reflect the amount of compensation actually received by the non-employee directors during the fiscal year. For a description of the assumptions used in calculating the fair value of equity awards, see Note 1 of our financial statements in our Form 10-K for the year ended August 31, 2014.

(3)
Richard M. Libenson has been engaged as a consultant to the Company. For such services, a corporation he owns was paid $300,000 during fiscal 2014. In addition, the Company paid premiums on long-term disability insurance in the amount of $4,160 and premiums for health care insurance in the amount of $17,821. Mr. Libenson received benefits associated with a split-dollar life insurance plan for which the Company paid a premium of $8,265 this fiscal year. These services and transactions were approved by the Audit Committee.

At the end of fiscal 2014, non-employee directors held the following shares and outstanding equity awards:

Name	Stock Options	Restricted Stock Units	Shares Owned	Total
Benjamin S. Carson, Sr., M.D.	—	5,628	9,728	15,356
Susan L. Decker	—	5,628	37,589	43,217
Daniel J. Evans	—	5,628	20,028	25,656
William H. Gates	—	5,628	41,306	46,934
Hamilton E. James	—	5,628	23,448	29,076
Richard M. Libenson	—	23,565	102,595	126,160
John W. Meisenbach	—	5,628	50,703	56,331
Charles T. Munger	6,457	5,628	162,091	174,176
Jeffrey S. Raikes	—	5,628	17,478	23,106
Jill S. Ruckelshaus	—	5,628	21,794	27,422
James D. Sinegal	—	3,117	1,699,498	1,702,615
Shareholder Communications to the Board
Shareholders may contact an individual director, the Board as a group, or a specified Board committee or group, including the non-employee directors as a group, at the following address: Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, WA 98027 Attn: Board of Directors. The Company will receive and process communications before forwarding them to the addressee. Directors generally will not be forwarded shareholder communications that are primarily commercial in nature, relate to improper or irrelevant topics, or request general information about the Company.

Meeting Attendance
During the Company’s last fiscal year, the Board met four times. Each member of the Board attended 100% of the Board meetings and meetings of the committees on which he or she served, with the exception of Ms. Decker, who missed one Audit Committee meeting, and Ms. Ruckelshaus, who missed one Nominating and Governance Committee meeting. As set forth in our Corporate Governance Guidelines, directors are invited and encouraged to attend meetings of shareholders. All directors except two attended the meeting in 2014.
PRINCIPAL SHAREHOLDERS
The following table sets forth information regarding ownership of the common stock by each person known to the Company to own more than 5% of the outstanding shares of the common stock on November 20, 2014.

Name and Address of Beneficial Owner	Shares	Percent[1]
Vanguard Group Inc.	22,687,427[2]	5.15%
P.O. Box 2600, V26
Valley Forge, Pennsylvania 19482

(1)
Based on 440,499,129 shares of common stock outstanding on November 20, 2014. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(2)	Information based on Form 13F-HR filed with the SEC by Vanguard Group Inc. on November 12, 2014.

The following table sets forth the shares of the common stock owned by each director of the Company, each nominee for election as a director of the Company, the executive officers named in the Summary Compensation Table, and all directors and executive officers as a group on November 20, 2014.

Name of Beneficial Owner	Shares Beneficially Owned[1]	Options	Total	Percent of Class[2]
Jeffrey H. Brotman	612,517[3]	—	612,517[3]	*
W. Craig Jelinek	246,256	80,722	326,978	*
Benjamin S. Carson, Sr., M.D.	17,756	—	17,756	*
Susan L. Decker	45,617	—	45,617	*
Daniel J. Evans	28,056[4]	—	28,056[4]	*
Richard A. Galanti	38,047[5]	7,000	45,047[5]	*
William H. Gates	48,134	—	48,134	*
Hamilton E. James	31,476	—	31,476	*
Richard M. Libenson	107,671[6]	—	107,671[6]	*
John W. Meisenbach	58,731[7]	—	58,731[7]	*
Charles T. Munger	170,119[8]	6,457	176,576[8]	*
Jeffrey S. Raikes	25,506	—	25,506	*
Jill S. Ruckelshaus	29,822	—	29,822	*
James D. Sinegal	1,703,295[9]	—	1,703,295[9]	*
Joseph P. Portera	83,051	—	83,051	*
Dennis R. Zook	37,699	—	37,699	*
All directors and executive officers as a group (24 persons)	3,683,164	121,086	3,804,250	*
 _______________________

*	Less than 1%

(1)	Includes RSUs outstanding.

(2)
Based on 440,499,129 shares of our common stock outstanding, 8,761,727 RSUs outstanding, and 728,236 options exercisable within 60 days of November 20, 2014. In accordance with SEC rules, percent of class as of this date is calculated for each person and group by dividing the number of shares beneficially owned by the sum of the total shares outstanding plus the number of shares subject to securities exercisable by that person or group within 60 days.

(3)
Includes 526,703 shares held by a trust of which Mr. Brotman is a principal beneficiary. Mr. Brotman disclaims any beneficial ownership of such shares. Also includes 20 shares owned by a trust for the benefit of Mr. Brotman’s son.

(4)	Includes 17,428 shares held by a trust of which Mr. Evans is a trustee.

(5)	Includes 7,000 shares owned by a limited liability company of which Mr. Galanti is the manager.

(6)	Includes 102,595 shares held by trusts of which Mr. Libenson is a trustee and beneficiary.

(7)	Includes 50,000 shares held by a trust of which Mr. Meisenbach is the principal beneficiary, of which he may be deemed to be beneficial owner.

(8)	Includes 19,565 shares held by a charitable foundation funded and controlled by Mr. Munger.

(9)
Includes 810,822 shares owned by a limited liability company of which Mr. Sinegal and his wife are co-managers. Also includes 520,708 pledged shares. The pledge was reviewed and approved in accordance with the Corporate Governance Guidelines. See page 15.

EXECUTIVE COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
Following is a discussion and analysis of our compensation programs as they apply to our Chief Executive Officer, the Chief Financial Officer, and the three other most highly compensated individuals who were serving as executive officers at the end of fiscal 2014 (the “Named Executive Officers”). Our Named Executive Officers were: W. Craig Jelinek, President and Chief Executive Officer; Jeffrey H. Brotman, Chairman of the Board; Richard A. Galanti, Executive Vice President, Chief Financial Officer; Joseph P. Portera, Executive Vice President, COO-Eastern and Canadian Divisions; and Dennis R. Zook, Executive Vice President, COO-Southwest Division and Mexico.

Compensation Philosophy and Objectives
Our compensation programs are designed to motivate our executives and employees and to participate in the growth of our business. The Company believes it has been very successful in attracting and retaining quality employees, achieving low turnover in our executive, staff and warehouse management ranks. In addition, in the judgment of the Compensation Committee the programs have contributed to the financial and competitive success of the Company. Accordingly, the Committee believes it is desirable to continue these programs.
At the 2014 Annual Meeting, the advisory shareholder vote on executive compensation was 98.7% in favor. The Committee determined not to make any changes to the compensation programs as a result of the vote. Compensation levels approved by the Committee for the Named Executive Officers for fiscal 2014 are not materially changed from those approved for the prior year. As part of approving grant levels for fiscal 2014, the Committee reduced the number of RSUs granted for nearly all grantees. Members of the Board of Directors, the Chief Executive Officer and the Chairman of the Board experienced grant reductions of 20%; executive officers experienced a 16% reduction; for most other grantees the reduction was 10% or 15%. The reductions were taken in light of the substantial share price appreciation (140%) that has occurred since the inception of the RSU program in 2006.
Role of the Compensation Committee
The Committee determines the amounts and elements of compensation for our Chief Executive Officer and Chairman. For other executive officers, it reviews the recommendations of the Chief Executive Officer, with which it generally agrees. The Committee’s function is more fully described above, under “Committees of the Board — Compensation Committee.”
During fiscal 2014, the Committee consisted of Dr. Carson (chair), Mr. Munger and Ms. Ruckelshaus. The Committee has authority under its charter to engage compensation consultants but has not used any. The Committee’s primary activity occurs in the fall, following the close of the fiscal year, when the Committee: (i) approves grants of RSUs, including performance targets for RSUs granted to executive officers; (ii) determines whether performance targets have been satisfied for RSUs granted during the prior fiscal year; (iii) approves total compensation levels for executive officers for the fiscal year just concluded, including any salary increases and cash bonuses; and (iv) approves the executive officer cash bonus plan for the current fiscal year.
Elements of Compensation
The components of our executive compensation programs are equity compensation (since fiscal 2006 consisting solely of RSUs and since fiscal 2009 solely of performance-based RSUs), base salary, cash bonuses, and other benefits (primarily consisting of health plans, a 401(k) plan and a deferred compensation plan) and perquisites. The Committee believes that these components are appropriate and are consistent with the Company’s long-standing approach to executive compensation, which has made equity awards the dominant form of compensation.
The Committee did not reevaluate this year whether there is an optimal mix of equity, salary, bonus and other compensation components for each executive officer. Rather, it relied upon the fact that the current structure has been utilized successfully in years past and gave more particular attention to the incremental changes in the components of the mix and the value of the total compensation packages.
Performance-based RSUs.    Performance-based RSU grants represent the largest component of compensation, based on their fair value at the time they are granted. The Committee believes that emphasizing this form of compensation above others helps to align the interests of employee-grantees with those of shareholders, both in the shorter term (with the one-year performance conditions) and in the longer term (with time-based vesting of up to five years, subject to earlier vesting for long service, as described below). To a lesser extent, the Committee also takes into account that longer-term vesting requirements can help promote executive retention. The Committee's view is that the general five-year vesting period and the stock ownership requirement provide a significant long-term dimension to the equity awards.

Base salary.    Base salary is the second largest compensation component. This compensation is consistent with the need for executive officers to have predictable cash compensation, which has been subject generally to modest annual adjustments.
Cash bonus.    Cash bonuses are a relatively small component of compensation and (subject to caps) are awarded at the discretion of the Committee, based on a variety of metrics. They address short-term incentives and are linked to performance during the fiscal year. Historically, at least some portion of the cash bonuses has been paid each year. The Committee believes that maintaining cash bonuses as a modest element of compensation is consistent with preferring long-term equity incentives as being in the greater interest of the Company and its shareholders.
Executive base salaries and cash bonuses are, in the Committee’s view, low compared to the other companies in our peer group, described below under “Peer Companies.”
Other elements and perquisites.    Consistent with its position as a low-overhead operator, the Company has modest perquisites and “other compensation.” A significant component of this compensation is related to helping executives fund their retirement needs (through the 401(k) plan and the deferred compensation plan), recognizing that the Company does not have a traditional retirement plan.
The foregoing components of compensation combine a mix of incentives that are intended to create rewards for shorter-term (twelve months) and longer-term performance (five years and beyond). Shorter-term incentives come primarily from the initial award of RSUs being subject to achievement of at least one one-year performance metric and, to a significantly lesser extent, cash bonuses that are subject to a mix of one-year performance metrics. Longer-term incentives come primarily from the RSU award vesting of up to five years, and, to a lesser extent, share ownership requirements for executive officers, and vesting elements in certain benefit plans (such as the deferred compensation plan and 401(k) retirement plan matches).
The Committee believes that these elements do not promote unreasonable risk-taking behavior. The value of shorter-term incentives (including cash bonus awards with caps and performance conditions for awards of RSUs) is substantially exceeded by longer-term incentives (including equity awards that vest up to five years) and share ownership requirements, which the Committee believes reward sustained performance that is aligned with shareholder interests. During fiscal 2013, moreover, the Board revised the Company’s Corporate Governance Guidelines to include a “claw back” provision, giving the Committee the power to require the return of incentive compensation that has been earned by improper means.
Peer Companies
For fiscal 2014, the Committee considered executive compensation data obtained from proxy statements for the following peer companies: Wal-Mart Stores, Inc., The Home Depot, Inc., Target Corporation, The Kroger Company, and Lowe’s Companies. This peer group is the same group as was used for fiscal 2013. These companies were selected because they all are recognized as successful retailers and one of them represents the other major membership warehouse operator that is publicly traded. In utilizing the comparative data, the Committee took into account that one of the companies is substantially larger than the Company. The Committee did not use the comparable company data to set mid-points or other specific quantitative comparisons of executive compensation; it used them only for general reference.
Equity Compensation
If fully earned based upon the achievement of performance targets and fully vested, equity compensation is the largest component of compensation for executive officers. In 2006, the Board determined to replace the stock option award program with awards of RSUs. Since fiscal 2009, RSU grants to all executive officers have been performance-based, with performance-vesting over a one-year period, time-vesting over five years, and vesting for long service contingent upon the executive’s maintaining employment status at the vest date. The Board and the Committee believe that the five-year vesting requirement helps to foster motivation over the longer term. Following satisfaction of performance targets, RSUs become time-vested RSUs that, subject to accelerated vesting for long service (described below) vest 20% upon the first anniversary of the grant date (following the determination by the Committee that the performance criteria have been satisfied) and 20% vest over each of the ensuing four years. (Vesting of RSUs awarded to non-executive officers and employees is not performance-based.) To the extent time-vesting requirements are met, RSUs are settled and paid in shares of common stock (net of shares withheld for minimum statutory withholding taxes). Recipients are not entitled to vote or receive dividends on unvested and undelivered RSUs.
Beginning in fiscal 2009, all officers and employees who receive RSU grants receive accelerated vesting prior to termination if they have achieved long service with the Company (33% vesting credited on the first anniversary of the date of grant after 25 years of service, 66% vesting after 30 years of service, and 100% vesting after 35 years of service, with any remainder vesting ratably over the remaining vesting period). This accelerated vesting entitles officers and employees to receive shares within ten business days of the anniversary of the grant date or of the initial grant date if the years of service requirement has been met prior to the grant date.
The criteria for the fiscal 2014 performance-based grants were a 4% increase (versus fiscal 2013) of total sales or a 3% increase in pre-tax income (with both measures based on local currencies). After the end of fiscal 2014, the Committee determined that both goals were exceeded. Accordingly, the executive officers earned all of the RSUs granted, subject to time-based and long-service vesting. All executive officers received accelerated vesting for long service for a portion of these RSUs, with a further time-based vesting occurring on the first anniversary of the grant.
The Board adopted in July 2008 a fixed date of October 22 for RSU grants. The policy allows for exceptions as approved in advance by the Committee. For fiscal 2014, RSU grants were made on October 22, 2013, and the performance criteria for the grants were established in November 2013. All RSU awards in fiscal 2014 were made under the Company’s Sixth Restated 2002 Stock Incentive Plan, approved by the Company’s shareholders and the only equity plan maintained by the Company.
Other Compensation
The Company provides the Named Executive Officers with benefits of a type offered to all other employees in most respects. The cost of these benefits constitutes a small percentage of each executive’s total compensation. Key benefits include paid vacation, premiums paid for long-term disability insurance, a matching contribution and a discretionary 401(k) plan contribution, and the payment of premiums for health insurance and basic life insurance. In addition, the Company has a non-qualified deferred-compensation plan for the benefit of certain highly compensated employees, including the Named Executive Officers. The plan provides that the first $10,000 of an employee’s contributions may be matched 50% by the Company, subject to certain limitations. This match will vest over a specified period of time. The Company does not maintain a pension plan or post-retirement medical plan for any Named Executive Officer. The Company also provides the Named Executive Officers with certain perquisites, including a car allowance. The Committee believes the benefits and perquisites are modest and consistent with its overall objective of attracting and retaining highly qualified executive officers.
2014 Compensation of the Chief Executive Officer and the Chairman of the Board
In addition to considering the Company’s compensation policies generally, the Committee reviews executive compensation and concentrates on the compensation packages for the Chief Executive Officer and the Chairman, believing that these roles are particularly critical to the continued success of the Company. Near the beginning of fiscal 2014, the Committee approved a written employment contract for Mr. Jelinek, related to service during fiscal 2014 as Chief Executive Officer. The agreement provided for an annual base salary of $650,000, unchanged from the prior year. The agreement further provided for a cash bonus of up to $200,000 (unchanged from prior year), determined by the Board or the Committee, and an RSU award determined by the Board or the Committee. Mr. Brotman, who is an executive chairman, does not have an employment agreement. Mr. Brotman received a pay increase in fiscal 2014 to bring his salary in line with other executive officers. He had not received a salary increase since 1999. Apart from the change-in-control provision in the Company’s equity plan applicable to all grantees (described below under “Potential Payments Upon Termination or Change-in-Control”), neither Mr. Brotman nor Mr. Jelinek (nor any other employee) has any change-in-control arrangement with the Company.

For fiscal 2014, the Committee granted 40,000 performance-based RSUs to Mr. Brotman and Mr. Jelinek. The Committee determined after the end of the fiscal year that the performance criteria were exceeded, and all of the RSUs were earned, subject to further time-vesting and accelerated-vesting for long service.
Cash bonuses for the Chief Executive Officer and the Chairman of the Board have generally been capped at no more than $200,000 since fiscal 1997. For fiscal 2014, Mr. Brotman and Mr. Jelinek each earned a cash bonus of $90,400. The bonus amounts for Messrs. Brotman and Jelinek were determined by the Committee as follows: (i) up to one-half of bonus eligibility was determined by the Company's progress toward its pre-tax income goal, which as discussed below was not fully achieved in fiscal 2014; and (ii) eligibility for the remaining half was determined by applying a percentage representing the amount of bonus received by other executive officers in comparison to their bonus eligibility (approximately 90.4%). The criteria governing bonuses to these executive officers are described below. As explained below, based on Mr. Jelinek’s recommendation, executive officers received a portion of the bonus potential associated with the pre-tax income goal. Messrs. Brotman and Jelinek (along with Mr. Galanti), however, declined receipt of any portion of this portion in light of the failure fully to meet the goal.
2014 Compensation of Other Named Executive Officers
The most significant component of the compensation in fiscal 2014 was the award of performance-based RSUs. RSU amounts awarded to Messrs. Galanti, Portera, and Zook were 21,000 each. The amounts awarded were based on the recommendations of Mr. Jelinek. As noted above, the performance criteria were exceeded and the Named Executive Officers earned all of the RSUs granted, with further time-vesting and accelerated-vesting for long service.
Salaries for other Named Executive Officers were based upon the recommendation of Mr. Jelinek, who focused on the amount of increase deserved over the prior year’s salary level. Base salary levels for these officers increased up to 8% over fiscal 2013.
The Named Executive Officers (other than Messrs. Brotman and Jelinek) received cash bonuses ranging from approximately $36,160 to $56,047, less than the prior year range. Bonus criteria were approved by the Committee in early fiscal 2014, based upon the recommendation of Mr. Jelinek. After the close of the fiscal year, Mr. Jelinek recommended bonus amounts to the Committee for most of the Named Executive Officers of approximately 70% of the eligible amounts (up to $80,000).
As with other bonus-eligible employees, 50% of the bonus potential was determined by the extent to which the Company attained its internal pre-tax income target. For fiscal 2014 that target was $3.25 billion on a generally accepted accounting principles basis; 98.4% of the target was achieved; actual pre-tax income was $3.197 billion. Based on Mr. Jelinek’s recommendation, the Committee determined to award a portion (50%) of the potential. Mr. Jelinek’s determination to recommend payment of a portion of the bonus was based on the narrow margin by which the target was missed and that a reason the target was not achieved was Mr. Jelinek's decision to engage in more aggressive investment in price reductions, reducing merchandise margin.
Eligibility for the bonus portion not associated with the Company’s pre-tax income target was determined based on goals relevant to the executive officer’s area of responsibility: for those whose responsibilities are operational, the goals related to sales, controllable expenses, inventory shrinkage, and pre-tax profit in their areas of responsibility; for those whose responsibilities are primarily buying, the goals related to sales, gross margin, inventory shrinkage, and inventory turns in their areas of responsibility; for those whose responsibilities combine operational and buying functions, the goals related to a combination of those described above; and for those whose responsibilities are staff functions, the goals related to a combination of Company-wide operational and buying goals, in addition to qualitative factors relevant to their areas of responsibility. For each officer there is also a small component (approximately 10% of total bonus eligibility) based on the discretion of Mr. Jelinek. Mr. Jelinek is not bound to recommend any specific bonus amount based on these factors; he considers what he believes to be the appropriate bonus in view of all the circumstances (subject to the caps noted above). The Committee maintains the discretion to vary from the Chief Executive Officer’s recommendations but historically has deferred to it, as it did this fiscal year. To be eligible for the annual bonus, the individual must be employed by the Company and in the same or similar executive-level position at the time bonus checks are issued (historically in November).
Clawback Policy
In fiscal 2013, the Company adopted a policy under which the Company will seek to recover, at the direction of the Committee after it has considered the costs and benefits of doing so, incentive compensation (including bonus, incentive payment, and equity award) awarded or paid to an officer for a fiscal period if the result of a performance measure upon which the award was based or paid is subsequently restated or otherwise adjusted in a manner that would reduce the size of the award or payment. Where the incentive compensation is not awarded or paid on a formulaic basis, the Committee may determine in its discretion the amount, if any, by which the payment or award should be reduced. In addition, if an officer engaged in intentional misconduct (as determined by the Committee in its sole discretion) that contributed to award or payment of incentive compensation to the officer that is greater than would have been paid or awarded in the absence of the misconduct, the Company may take other remedial and recovery action, as determined by the Committee.
Stock Ownership Requirements
All executive officers are required to (and do) own and maintain at least 12,000 shares of common stock.
Hedging and Pledging Policy
In fiscal 2013 the Board revised the Corporate Governance Guidelines to prohibit transactions involving hedging of Company shares by directors and executive officers without the approval of the Board and to prohibit pledging of Company shares by directors and executive officers without the approval of a designated Trading Committee, which would review any risks of proposed transactions.
Impact of Tax Considerations
The Committee examined compensation in light of the impact of section 162(m) of the Internal Revenue Code of 1986, as amended, which generally prohibits any publicly-held corporation from taking a federal income tax deduction for compensation paid in excess of one million dollars in any taxable year to the Named Executive Officers (other than the Chief Financial Officer), subject to certain exceptions for performance-based compensation (paid only if an individual satisfies objective performance goals that the Committee has established in advance based on performance criteria approved by shareholders). Performance-based RSUs granted to Named Executive Officers are intended to satisfy the performance-based exception. The Committee may grant awards that do not qualify for tax deductibility under section 162(m), and there is no guarantee that awards intended to qualify for tax deductibility under section 162(m) will ultimately be viewed as so qualifying by the Internal Revenue Service.
Conclusion
The Committee believes that each element of compensation and the total compensation provided to each of the Named Executive Officers is reasonable and appropriate. The value of the compensation payable to the Named Executive Officers is significantly tied to the Company’s performance and the return to its shareholders. The Committee believes that its compensation programs will allow the Company to continue to attract and retain a top-performing management team.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee of the Company’s Board of Directors has submitted the following report for inclusion in this Proxy Statement:
The Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. Based on the review and discussions with management, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014, for filing with the SEC.

The foregoing report is provided by the following directors, who constituted the Committee during fiscal 2014.
Benjamin S. Carson, Sr., M.D., Chair
Charles T. Munger
Jill S. Ruckelshaus
Summary of Compensation
The following table sets forth information regarding compensation for each of the Named Executive Officers for fiscal 2014, 2013, and 2012.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)[1]	Stock Awards ($)[2]	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)[3]	All Other Compensation ($)[4]	Total ($)
W. Craig Jelinek	2014	650,000	90,400	4,783,200	8,541	90,786	5,622,927
President and Chief Executive Officer	2013	650,000	88,800	4,527,994	29,033	89,648	5,385,475
	2012	662,500	168,233	3,870,300	21,226	88,514	4,810,773
Jeffrey H. Brotman	2014	650,000	90,400	4,783,200	10,735	95,517	5,629,852
Chairman of the Board	2013	350,000	88,800	4,527,994	38,151	98,140	5,103,085
	2012	356,731	198,820	3,870,300	30,483	82,637	4,538,971
Richard A. Galanti	2014	682,785	36,160	2,511,180	17,859	103,915	3,351,899
Executive Vice President, Chief Financial Officer	2013	667,789	51,520	2,263,955	65,360	98,301	3,146,925
	2012	664,922	79,222	1,935,150	49,801	96,605	2,825,700
Joseph P. Portera	2014	644,712	56,047	2,511,180	5,465	108,032	3,325,436
Executive Vice President, COO- Eastern & Canadian Divisions	2013	600,000	57,973	2,263,955	16,802	103,457	3,042,187
	2012	593,616	86,193	1,935,150	13,595	109,505	2,738,059
Dennis R. Zook	2014	627,443	55,868	2,511,180	2,807	97,465	3,294,763
Executive Vice President, COO- Southwest Division & Mexico	2013	612,095	52,098	2,263,955	11,306	88,561	3,028,015
	2012	608,096	88,981	1,935,150	9,087	88,360	2,729,674
 _______________________

(1)	Amounts awarded under the Company’s executive cash bonus program.

(2)
Represents the grant-date fair value of performance-based RSUs granted to the Named Executive Officers during fiscal 2014, 2013 and 2012, which are earned upon attainment of performance criteria and subject to additional time-based vesting. These awards for 2012 and 2013 reflect adjustments for the special dividend declared in December 2012. The performance criteria are described under “Compensation Discussion and Analysis – Equity Compensation.” The grant-date fair value is calculated as the market value of the common stock on the measurement date less the present value of the expected dividends forgone during the vesting period. For a description of the assumptions used in calculating the fair value of the performance-based RSUs, see Note 1 of our financial statements in our Form 10-K for the year ended August 31, 2014. The measurement date is the date that the Compensation Committee establishes the performance conditions, near the end of the first fiscal quarter. These amounts thus do not reflect the amount of compensation actually received by the Named Executive Officer during the fiscal year.

(3)
Each Named Executive Officer (among certain other employees) is eligible to participate in the Company’s non-qualified deferred-compensation plan, which allows the employee to defer up to 100% of salary and bonus and to receive a Company match of up to 50% of the deferred amount, up to a maximum match of $5,000. The minimum deferral period is five years, and the matching credit vests ratably over five years unless the participant has attained a sum of age and years of service totaling 65, in which case the Company match vests in one year. Interest accrues on deferred amounts at the Bank of America prime rate. For contributions made after January 1, 1997, an additional 1% interest is credited upon the participant’s attaining a sum of age and years of service totaling 65. The amounts reported in this column represent the interest on the officer’s balance to the extent that it is “above market” – greater than 120% of the applicable federal long-term rate.

(4)
Detail is provided below in the Fiscal 2014 All Other Compensation table. Executives, their families, and invited guests occasionally fly on the corporate aircraft as additional passengers on existing business flights. Any incremental cost to the Company is de minimis, and no amount is reflected in the table.

FISCAL 2014 ALL OTHER COMPENSATION

Name	Deferred Compen-sation Match ($)	401(k) Matching Contribution ($)[1]	401(k) Discretionary Contribution ($)[1]	Executive Life Insurance ($)	Health Care Insurance Premiums ($)	Vehicle Allowance ($)	Long-Term Disability Premiums ($)	Tax Gross-Up ($)[2]	Other ($)	Total All Other Compen-sation ($)
W. Craig Jelinek	5,000	500	22,950	4,220	33,229	13,702	6,493	4,692	—	90,786
Jeffrey H. Brotman	5,000	—	22,950	12,798	32,189	13,184	4,814	4,582	—	95,517
Richard A. Galanti	5,000	500	22,950	2,900	42,121	20,021	5,729	4,140	554	103,915
Joseph P. Portera	5,000	500	22,950	4,220	43,681	17,247	7,549	6,885	—	108,032
Dennis R. Zook	5,000	500	22,950	5,500	32,189	15,988	7,010	8,328	—	97,465
    _______________________

(1)
The Company has a 401(k) Retirement Plan that is available to all U.S. employees who have completed 90 days of employment. For all U.S. employees, with the exception of California union employees, the plan allows pre-tax deferral, for which the Company matches 50% of the first $1,000 of employee contributions. In addition, the Company provides each eligible participant an annual discretionary contribution based on salary and years of service. Vesting in the matching and discretionary contributions is 100% after five years of service.

(2)
Executives are compensated for additional tax costs associated with the Company’s payments on their behalf for long-term disability insurance. The insurance benefit is extended to all employees who are either at the level of senior vice-president and above or who are eligible to participate in the deferred compensation plan (approximately 1,000 eligible employees) and who have 20 or more years of service.

The following table provides information regarding grants of performance-based RSUs during fiscal 2014 to each of the Named Executive Officers.
FISCAL 2014 GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards (#)[1]	Grant-Date Fair Value of Stock Awards ($)[2]
W. Craig Jelinek	10/22/2013	40,000	4,783,200
Jeffrey H. Brotman	10/22/2013	40,000	4,783,200
Richard A. Galanti	10/22/2013	21,000	2,511,180
Joseph P. Portera	10/22/2013	21,000	2,511,180
Dennis R. Zook	10/22/2013	21,000	2,511,180
    _______________________

(1)
Represents the number of performance-based RSUs granted to the Named Executive Officers during fiscal 2014, subject to attainment of the performance criteria described under “Compensation Discussion and Analysis – Equity Compensation.” After the end of fiscal 2014, the Committee determined that the performance criteria had been exceeded and the awards were earned. The earned awards vest 20% on the first anniversary of the grant date and an additional 20% vest over each of the ensuing four years, with acceleration of vesting for long service.

(2)	Represents the grant-date fair value of RSU awards granted, computed as described in Note 2 to the Summary Compensation Table above.

The following table sets forth information regarding outstanding stock options and unvested stock awards held by each of the Named Executive Officers as of August 31, 2014.
OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable[1]	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)[1]	Option Expiration Date[2]	Number of Shares or Units of Stock Unvested at Fiscal Year- End (#)[1,3]	Stock Award Grant Date[4]	Market Value of Shares or Units of Stock Unvested at Fiscal Year- End ($)[5]
W. Craig Jelinek	80,722	—	40.69	4/1/2015	3,586	10/22/2009	434,193
					11,481	10/22/2010	1,390,119
					21,525	10/22/2011	2,606,247
					28,698	10/22/2012	3,474,754
					40,000	10/22/2013	4,843,200
Jeffrey H. Brotman	—	—	—	—	3,589	10/22/2009	434,556
					7,173	10/22/2010	868,507
					10,757	10/22/2011	1,302,458
					14,345	10/22/2012	1,736,893
					40,000	10/22/2013	4,843,200
Richard A. Galanti	7,000	—	40.69	4/1/2015	3,586	10/22/2009	434,193
					7,174	10/22/2010	868,628
					10,760	10/22/2011	1,302,821
					14,348	10/22/2012	1,737,256
					21,000	10/22/2013	2,542,680
Joseph P. Portera	—	—	—	—	3,586	10/22/2009	434,193
					7,174	10/22/2010	868,628
					10,760	10/22/2011	1,302,821
					14,348	10/22/2012	1,737,256
					21,000	10/22/2013	2,542,680
Dennis R. Zook	—	—	—	—	1,792	10/22/2009	216,975
					3,582	10/22/2010	433,709
					5,376	10/22/2011	650,926
					7,172	10/22/2012	868,386
					21,000	10/22/2013	2,542,680
 _______________________

(1)	Reflects the adjustment for the special dividend for grants on and prior to October 22, 2012.

(2)	Options vested 20% annually over five years from the grant date and are now fully vested. The grant date was ten years prior to the expiration date.

(3)
RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter. Beginning with grants in fiscal 2009, RSUs are also subject prior to termination to accelerated vesting for long service. Specifically, RSUs with the following grant dates vest as follows, assuming satisfaction of the one-year performance conditions:

Grant Date	Vesting
2009, 2010, 2011, and 2012
Vest 20% annually on each subsequent October 22, subject to accelerated vesting of 33%, 66% or 100% of unvested shares for those who attain 25, 30 or 35 years of service, respectively, with the residual vesting ratably over the remaining portion of the five-year vesting period.

2013
Subsequent to the end of fiscal 2014, the Compensation Committee certified that the performance criteria had been exceeded and the awards were earned. All grants are released annually on October 22. Therefore, the shares above do not reflect accelerated vesting for long service as the awards have not been released.

(4)	All stock awards are granted on October 22.

(5)	Based on the closing market price of $121.08 on August 29, 2014.

FISCAL 2014 OPTION EXERCISES AND STOCK VESTED
The following table provides information regarding stock options that were exercised and stock awards that vested during fiscal 2014 for each of the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
W. Craig Jelinek	41,444	3,286,406	45,202	5,327,580
Jeffrey H. Brotman	161,445	12,518,671	89,701	10,570,008
Richard A. Galanti	43,000	3,327,828	26,906	3,170,962
Joseph P. Portera	—	—	26,906	3,170,962
Dennis R. Zook	—	—	26,911	3,172,717

FISCAL 2014 NON-QUALIFIED DEFERRED COMPENSATION
The following table provides information relating to the non-qualified deferred compensation plan for each of the Named Executive Officers. See Note 3 to the Summary Compensation Table above for additional information about the plan.

Name	Executive Contributions in Last Fiscal Year ($)[1]	Registrant Contributions in Last Fiscal Year ($)[2]	Aggregate Earnings in Last Fiscal Year ($)[3]	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)[4]
W. Craig Jelinek	264,000	5,000	118,549	—	2,979,446
Jeffrey H. Brotman	223,993	5,000	146,194	18,047	3,656,079
Richard A. Galanti	368,000	5,000	258,053	—	6,385,947
Joseph P. Portera	50,000	5,000	64,871	—	1,571,911
Dennis R. Zook	10,000	5,000	42,841	—	1,037,685
     _______________________

(1)	These amounts were also included in “Salary” or “Bonus” in the Summary Compensation Table.

(2)	These amounts were reported as “All Other Compensation” in the Summary Compensation Table.

(3)
The amount representing interest on the Named Executive Officer’s balance that is “above market” (greater than 120% of the applicable federal long-term rate), was included in “Change in Pension Value and Non-qualified Deferred Compensation Earnings” in the Summary Compensation Table.

(4)	Of the amounts in this column, the following amounts have also been reported in the Summary Compensation Table for fiscal 2014, 2013, and 2012:

Name	Reported for Fiscal 2014 ($)	Previously Reported for Fiscal 2013 ($)	Previously Reported for Fiscal 2012 ($)
W. Craig Jelinek	277,541	287,033	292,226
Jeffrey H. Brotman	239,728	53,151	45,868
Richard A. Galanti	390,859	399,860	391,801
Joseph P. Portera	60,465	71,802	68,595
Dennis R. Zook	17,807	25,921	90,241

Potential Payments Upon Termination or Change-in-Control
The Company does not have any change-in-control agreements with any executive officer, director, or employee. Plans under which stock options and RSUs have been granted provide for accelerated vesting upon a change in control.1 The amounts shown in the following table reflect the potential value to the Named Executive Officers, as of the end of fiscal 2014, of full acceleration of all unvested RSUs upon a change in control of the Company and acceleration of unvested RSUs upon certain terminations of employment. (All options held by the Named Executive Officers at the end of fiscal 2014 are vested.) Under the Company’s 2002 Stock Incentive Plan, in the event of a change in control, the Board (or other authorized plan administrator) may accelerate RSU vesting.
The amounts shown assume that a change in control was effective as of the last business day of fiscal 2014 and that the price of Costco common stock on which the calculations were based was the closing price on August 29, 2014 ($121.08 per share). The amounts below are estimates of the incremental amounts that would be received upon a change in control or termination of employment; the actual amount could be determined only at the time of any actual change in control or termination of employment. For RSUs granted in 2009 and thereafter, in the event of a termination other than for cause: (i) proportional vesting (measured on a quarterly basis) occurs for the time period between termination and the grant date or grant date anniversary and (ii) accelerated vesting for long service occurs based on years of service. For purposes of the foregoing, the vesting formula for long service is 33% for 25 or more years of service; 66% for 30 or more years of service; and 100% for 35 or more years of service. RSUs granted after fiscal 2009 also provide for accelerated vesting for long service prior to termination. There is no accelerated vesting of RSUs in the event of a termination for cause.

ESTIMATED POTENTIAL INCREMENTAL PAYMENTS UPON TERMINATION OR
CHANGE IN CONTROL

Name	RSUs That May Vest Upon Change in Control[1,4]	Total Value of RSUs That May Vest Upon Change in Control ($)[3]	RSUs Vested Upon Termination Without Cause2, [4]	Total Value of RSUs Vested Upon Termination Without Cause ($)[3]
W. Craig Jelinek	105,290	12,748,513	70,190	8,498,625
Jeffrey H. Brotman	75,864	9,185,613	39,427	4,773,849
Richard A. Galanti	56,868	6,885,577	38,364	4,645,113
Joseph P. Portera	56,868	6,885,577	38,364	4,645,113
Dennis R. Zook	38,922	4,712,676	20,426	2,473,180
     _______________________

(1)	Column displays the maximum number of RSUs that, in the event of a change in control of the Company, the Board may choose to accelerate.

(2)	RSUs are granted subject to (a) satisfaction of one-year performance conditions and (b) vesting over four years thereafter.

(3)	Total value calculated assuming a termination or change-in-control date of August 31, 2014, and utilizing the market closing price on August 29, 2014 ($121.08 per share).

(4)	Values assume satisfaction of the performance conditions for the October 2013 grants, which were certified subsequent to the end of fiscal 2014.

__________________________
1For example, the 2002 Stock Incentive Plan provides that in connection with a change of control, the Board may take any one or more of the following actions: (a) arrange for the substitution of options or other compensatory awards of equity securities other than shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for stock awards; (b) accelerate the vesting and termination of outstanding stock awards so that stock awards can be exercised in full before or otherwise in connection with the closing or completion of the transaction or event, but then terminate; or (c) cancel stock awards in exchange for cash payments to participants. The plan requires that if the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for Company shares or shares may no longer be issued (a “Fundamental Transaction”), then the Board shall do one or more of the foregoing, contingent on the closing or completion of the Fundamental Transaction.

In the event that a Named Executive Officer’s employment with the Company is terminated, either voluntarily or involuntarily, the officer will receive the balance of the deferred compensation account no sooner than six months following termination of employment or death. The balances of each Named Executive Officer’s deferred compensation account as of the end of fiscal 2014 are set forth in the table above titled “Fiscal 2014 Non-qualified Deferred Compensation.” In addition, in the event of a threatened change in control of the Company, the Compensation Committee may take actions to protect the deferred compensation benefit of the participants, including accelerating vesting or terminating the deferred compensation plan and paying benefits to the participants.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee is an executive officer or former officer of the Company. In addition, no executive officer of the Company served on the board of directors of any entity whose executive officers included a director of the Company.

Certain Relationships and Transactions
John W. Meisenbach is a principal shareholder of MCM, A Meisenbach Company. MCM provided consulting and brokerage services in managing the Company’s employee benefit and member insurance programs. For these services, MCM received total compensation from third-party insurers and the Company of $2.33 million in fiscal 2014.
Dennis R. Zook’s son was employed by the Company during fiscal year 2014 at an annual salary of $148,200 and received a bonus of $36,147 and an RSU grant of 2,340 shares. He also participates in benefit plans generally available to employees. The cash bonus was awarded under terms and conditions comparable to those applicable to employees of the Company similarly situated. RSU grants are subject to terms and conditions affecting employees generally. No family members of executive officers or directors are executive officers of the Company.
These relationships and transactions were approved by the Audit Committee. The charter of the Audit Committee requires the Committee to review and approve all related-person transactions that are required to be disclosed under Item 404(a) of Regulation S-K. There were no transactions required to be reported in this Proxy Statement since the beginning of fiscal 2014 where this policy did not require review, approval or ratification or where this policy was not followed.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Under SEC rules, the Company’s directors, executive officers and beneficial owners of more than 10% of the Company’s equity securities are required to file periodic reports of their ownership, and changes in that ownership, with the SEC. Based solely on its review of copies of these reports and representations of such reporting persons, the Company believes that during fiscal 2014, such SEC filing requirements were satisfied.
Report of the Audit Committee
As of October 13, 2014
To the Board of Directors:
We have reviewed and discussed with management the Company’s audited consolidated financial statements as of and for the fiscal year ended August 31, 2014.
We have discussed with the independent auditors the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board in Rule 3200T and the matters required to be reported to the Audit Committee by the independent registered public accounting firm pursuant to SEC Regulation S-X, Rule 2.07.

We have received the written disclosures and the letter from the independent auditors required by the Public Company Accounting Oversight Board regarding the independent auditors’ communications with this Committee concerning independence and have discussed with the independent auditors their independence.
Based on the reviews and discussions referred to above, we recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2014.
Charles T. Munger, Chair
Susan L. Decker
Daniel J. Evans

Code of Ethics for Senior Financial Officers
The Board has adopted a Code of Ethics for Senior Financial Officers. A copy of the Code of Ethics may be obtained at no charge by sending a written request to the Corporate Secretary, 999 Lake Drive, Issaquah, Washington 98027. If the Company makes any amendments to this code (other than technical, administrative, or non-substantive amendments) or grants any waivers, including implicit waivers, from this code to the chief executive officer, chief financial officer, or controller, we will disclose (on our website at www.costco.com through the Investor Relations page or in a Form 8-K report filed with the SEC) the nature of the amendment or waiver, its effective date, and to whom it applies.
INDEPENDENT PUBLIC ACCOUNTANTS
Information Regarding Our Independent Auditors
KPMG has served as our independent auditors since May 13, 2002. Upon recommendation of the Audit Committee, the Board has appointed KPMG as our independent auditors for the fiscal year 2015.
Services and Fees of KPMG
The following table presents fees for services rendered by KPMG for fiscal 2014 and fiscal 2013:

	2014	2013
Audit fees	$5,662,000	$5,009,000
Audit-related fees	387,000	536,000
Tax fees	655,000	372,000
All other fees	18,000	27,000
Total	$6,722,000	$5,944,000
KPMG was paid fees for the following types of services during fiscal 2014:

•
Audit Fees consist of fees paid for the audit of the Company’s annual consolidated financial statements included in the Annual Report on Form 10-K and review of interim condensed consolidated financial statements included in the quarterly reports on Form 10-Q and for the audit of the Company’s internal control over financial reporting. Audit fees also include fees for any services associated with statutory audits of subsidiaries and affiliates of the Company, and with registration statements, reports and documents filed with the SEC.

•
Audit-Related Fees consist of fees for audits of financial statements of certain employee benefit plans, audits and attest services not required by statute or regulations and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

•
Tax Fees consist of fees for the review or preparation of international income, franchise, value-added tax or other tax returns, including consultations on such matters, assistance with studies supporting amounts presented in tax returns, and consultations on various tax compliance matters.

•	Other Fees consist of fees for certain regulatory certifications, attestation reports at international locations, and executive education courses provided to Company employees.
Audit Committee Preapproval Policy
All services to be performed for the Company by KPMG must be pre-approved by the Audit Committee or a designated member of the Audit Committee, as provided in the committee’s written policies. All services provided by KPMG in fiscal 2014 were pre-approved by the Audit Committee.
Annual Independence Determination
The Audit Committee has determined that the provision by KPMG of non-audit services to the Company in fiscal 2014 is compatible with KPMG’s maintaining its independence.
PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT PUBLIC ACCOUNTANTS
Subject to ratification by the shareholders at the Annual Meeting, the Board, upon recommendation of the Audit Committee, has selected KPMG to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending August 30, 2015. KPMG has issued its reports, included in the Company’s Form 10-K, on the audited consolidated financial statements of the Company and internal control over financial reporting for the fiscal year ended August 31, 2014. KPMG has served the Company as independent auditors since May 13, 2002. Representatives of KPMG are expected to be present at the Annual Meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.
Vote Required
The affirmative vote of a majority of the votes cast on this proposal will constitute ratification of the appointment of KPMG.
The Audit Committee and Board of Directors unanimously recommend that you vote FOR Proposal 2.
PROPOSAL 3:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
As required by Section 14A of the Securities Exchange Act of 1934, we are asking for your advisory (non-binding) vote on the following resolution (“say on pay”):
“Resolved, that the shareholders approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
The Board will include say on pay votes in the Company’s proxy materials annually until the next required shareholder vote on the frequency of such votes. The Board and the Compensation Committee, which is comprised of independent directors, expect to take into account the outcome of the vote when considering future executive compensation decisions to the extent they can determine the cause or causes of any significant negative voting results.
As described in detail under “Compensation Discussion and Analysis,” our compensation programs are designed to motivate our executives to create a successful company. If fully earned based on the achievement of performance targets, equity compensation in the form of restricted stock units that are subject to further time-based vesting is the largest component of executive compensation. We believe that our compensation program, with its balance of short-term incentives (including cash bonus awards and performance conditions for awards of restricted stock units) and long-term incentives (including equity awards that vest over up to five years) and share ownership guidelines reward sustained performance that is aligned with long-term shareholder interests. Shareholders are encouraged to read the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.

The Board of Directors unanimously recommends that you vote FOR the approval, on an advisory basis, of the compensation of our Named Executive Officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure.
PROPOSAL 4:
APPROVAL OF THE 2002 STOCK INCENTIVE PLAN AS AMENDED AND RESTATED
The Board believes that stock-based incentive compensation is essential to attracting and retaining employee-grantees and aligning their interests with those of our shareholders. We are asking shareholders to approve the 2002 Stock Incentive Plan as amended and restated effective January 29, 2015, which was approved by the Board on December 3, 2014. The 2002 Stock Incentive Plan was originally approved by shareholders on January 20, 2002, and was most recently amended and approved by shareholders on January 26, 2012 as the Sixth Restated 2002 Stock Incentive Plan.
Key features of the 2002 Stock Incentive Plan as amended and restated and renamed the "Seventh Restated 2002 Incentive Plan," also referred to as the "Plan," include the following:
Increase in the Aggregate Number of Shares Authorized for Issuance. The Seventh Restated 2002 Incentive Plan will increase by 23.5 million the number of shares authorized for issuance. Under the terms of the Plan, each RSU issued counts as 1.75 shares toward the total share limits. Through the first quarter of fiscal 2006, the Company granted only stock options, and since the fourth quarter of fiscal 2006, the Company has granted only RSUs. Stock options and RSUs generally vest over five years and stock options have a ten-year term.
Approximately 11.7 million RSUs have been granted since January 26, 2012, when the shareholders authorized an additional 16 million option shares for the Sixth Restated 2002 Stock Incentive Plan. Approximately 4 million shares remain available for future RSU grants as of November 23, 2014. As of December 3, 2014, the fair market value of a share of Company common stock was $142.69, based on the closing price on the NASDAQ Global Select Market.
The following table summarizes RSU transactions during the first quarter of fiscal 2015:

	Number of Units	Weighted-Average Grant Date Fair Value
Outstanding at August 30, 2014	9,117,305	$86.92
Granted(1)	3,747,971	125.15
Vested	(4,066,124)	87.25
Forfeited	(37,425)	109.13
Outstanding at November 23, 2014	8,761,727	$103.04
 _______________

(1)	Excludes performance-based awards of 269,000.
As of November 23, 2014, approximately 728,236 option shares were outstanding. For fiscal year 2014, the ratio of RSUs granted to basic shares outstanding was 0.85%.
Provision for Tax Deductibility of Certain Equity-Based and Cash-Based Awards. Under section 162(m) of the Code, we are generally prohibited from deducting compensation paid to "covered employees" in excess of $1 million per person in any year. "Covered employees" are defined as the principal executive officer and the three other most highly compensated Named Executive Officers (excluding the principal financial officer). Compensation that qualifies as "performance-based" is excluded for purposes of calculating the amount of compensation subject to the $1 million limit. In general, one of the requirements that must be satisfied to qualify as "performance-based" compensation is that the material terms of the performance goals under which the compensation may be paid must be disclosed to and approved by a majority vote of our shareholders, generally at least once every five years. For purposes of section 162(m) of the Code, the material terms of the performance goals generally include (a) the individuals eligible to receive compensation upon achievement of performance goals, (b) a description of the business criteria on which the performance goals may be based, and (c) the maximum amount that can be paid to an individual upon attainment of the performance goals.
By approving the Seventh Restated 2002 Incentive Plan, shareholders also will be approving the material terms of the performance goals under the Plan. The material terms of the performance goals for the Plan are disclosed below under "Summary of the Plan." Although shareholder approval of the Seventh Restated 2002 Incentive Plan will provide flexibility to grant both equity-based and cash-based awards under the Plan that qualify as "performance-based" compensation under section 162(m) of the Code, we retain the ability to grant awards under the Plan that do not qualify as "performance-based" compensation under section 162(m) of the Code.
Extension of Term of the Plan. The Seventh Restated 2002 Incentive Plan will expire on December 3, 2024, but awards outstanding under the Plan may extend beyond that date.
The Seventh Restated 2002 Incentive Plan and the Company’s governance policies contain a number of provisions that we believe are consistent with the interests of shareholders and sound corporate governance practices, including:
Fungible share pool. The Plan uses a fungible share pool under which each stock option counts as one share against the plan share reserve and each stock unit award counts as 1.75 shares against the plan share reserve.
No liberal share counting. The Plan prohibits the reuse of shares withheld or delivered to satisfy the exercise price of an option or to satisfy tax withholding requirements.

No repricing of options. The Plan does not permit the repricing of options either by amending an existing award or by substituting a new award at a lower price without shareholder approval.

No discounted options. The Plan prohibits the granting of stock options with an exercise price less than the fair market value of the common stock on the date of grant.

Limitation on term of stock options. The maximum term of each stock option is ten years.
No dividends on unearned performance-based awards. The Plan prohibits the current payment of dividends or dividend equivalents on unearned performance-based awards.
Clawback. Awards granted under the Plan are subject to the Company’s clawback policy for the recoupment of incentive compensation under certain circumstances.
Summary of the Plan
The full text of the Seventh Restated 2002 Incentive Plan is included in the Appendix to this Proxy Statement. The following description of the Plan is a summary and is qualified in its entirety by reference to the complete text of the Plan.
Purpose of the Plan; Administration. The Plan is intended to strengthen the Company by allowing selected employees, directors and consultants to the Company to participate in the Company’s future growth and success by offering them an opportunity to acquire stock in the Company in order to retain, attract and motivate them. The Board has ultimate responsibility for administering the Plan but may delegate this authority to a committee of the Board or an executive of the Company, subject to certain limitations. The Board has delegated responsibility to the Compensation Committee (the “Committee”) to administer the Plan. The Committee has broad discretion to determine the amount and type of grants and their terms and conditions. The Committee has delegated certain authority to Messrs. Jelinek and Brotman with respect to awards not involving executive officers or directors. Individual grants will generally be based on a person’s position and present and potential contributions to the Company.

Eligibility. Any employee, director or individual consultant of the Company or any of its subsidiaries is eligible to receive awards under the Plan, except that only employees are eligible to receive incentive stock options. As of November 23, 2014, the Company had approximately 4,300 employees (including over 2,600 warehouse managers and assistant managers), eleven non-employee directors and eight consultants who the Company estimates are eligible to participate in the Plan. Approximately 92% of the RSUs granted in 2014 were to individuals who were not directors or executive officers.
Types of Awards.    Under the Plan, the Company may award (i) options, (ii) stock unit awards, and (iii) cash-based awards. These awards are described in more detail below. Options were last granted in 2006. Options that have been issued have all been subject to vesting ratably over up to five years. The Company’s present intention is that any options and stock unit awards granted under the Plan to officers and employees would continue to be subject to the five-year vesting requirement, subject to accelerated vesting for long-term service.
Options.    Options can be granted under the Plan in the form of incentive stock options (“ISOs”) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options (“NSOs”). The Committee may condition the grant upon the attainment of specified performance goals or other criteria, which need not be the same for all participants.
The exercise price of any option may not be less than the fair market value of the shares subject to the option on the date of grant (or 110% of the fair market value in the case of ISOs granted to employees who own more than 10% of the common stock). Options will become exercisable in accordance with the vesting schedule determined by the Committee or its delegates. The term of any option granted under the Plan may not exceed ten years. In addition, ISOs are subject to certain other limitations in order to take advantage of the favorable U.S. tax treatment that may be available for ISOs.
Options generally may be exercised at any time within 120 days after termination of a participant’s employment by, or consulting relationship with, the Company, but only to the extent exercisable at the time of termination or, if such termination occurs after the first anniversary after the grant date, to the extent the option would have vested as of the time of termination if it vested in daily (rather than annual) increments. However, if termination is due to the participant’s death or disability, the option generally may be exercised within one year. In addition, upon a participant’s death, unvested options granted to that participant will become vested with respect to (i) all unvested shares if the participant is an officer of the Company or has been continuously employed by the Company for ten years at the date of death; and (ii) 50% of the unvested shares for all other participants who are employed by the Company at the date of death. Except as authorized by the Committee or its delegates, no option will be assignable or otherwise transferable by a participant, other than by will or by the laws of descent and distribution, to a grantor trust or partnership for estate planning purposes, or in connection with a qualified domestic relations order. The consideration payable upon the exercise of any option and any related taxes must generally be paid in cash or check. The Committee, in its sole discretion, may authorize payment by the tender of common stock already owned by the participant or other methods.
Stock Unit Awards.    Each stock unit award will contain provisions regarding (i) the number of shares subject to the award, (ii) the purchase price of the shares, if any, and the means of payment for the shares, (iii) the performance criteria, if any, that will determine the number of shares vested, (iv) such terms and conditions on the grant, issuance, vesting and forfeiture of the shares, as applicable, as may be determined from time to time by the Committee, (v) restrictions on the transferability of the award, and (vi) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Committee. In the event that a participant’s relationship with the Company terminates, the Company may reacquire any or all of the shares of common stock held by the participant that have not vested or that are otherwise subject to forfeiture conditions. Stock unit awards may be awarded in consideration for past services. Rights under a stock unit award may not be transferred other than by will or by the laws of descent and distribution unless the stock unit right agreement specifically provides for transferability. Stock unit awards are subject to the accelerated vesting for long service as follows: where the years of service equal at least 25, one-third of the then-unvested RSUs will vest; at 30 years of service, two-thirds of the then-unvested RSUs will vest; and at 35 years of service, 100% of the then-unvested RSUs will vest. Employees who attain the specified years of service receive shares under the accelerated vesting provisions on the vesting date.

Cash-Based Awards. Under the Plan the Committee may make awards to employees that are denominated in cash, which may be payable in cash, stock, or stock units.
Performance Awards
Performance Goals and Criteria. Under section 162(m) of the Code, we generally are prohibited from deducting compensation paid to our principal executive officer and our three other most highly compensated executive officers (other than our principal financial officer) in excess of $1 million per person in any year. Compensation that qualifies as “qualified performance-based compensation” under section 162(m) of the Code is excluded for purposes of calculating the amount of compensation subject to the $1 million limit.
If the Committee intends to qualify an award under the Plan as “qualified performance-based compensation,” the performance goals selected by the Committee may be based on satisfaction of performance criteria, the Committee will use any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee for the award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareholders’ equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may provide that any evaluation of performance under objectively determinable performance criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs; (b) litigation or claim judgments or settlements; (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (d) accruals for reorganization and restructuring programs; and (e) any extraordinary non-recurring items as described in Accounting Standards Codification (ASC) 225-20 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.
Limitations. Subject to certain adjustments for changes in our corporate or capital structure described above, participants who are granted awards intended to qualify as “qualified performance-based compensation” under section 162(m) of the Code may not be granted stock options or stock unit awards for more than 500,000 shares in any calendar year. The maximum dollar value of cash-based awards granted to any participant in any calendar year that are intended to satisfy the requirements for “qualified performance-based compensation” under section 162(m) of the Code may not exceed $1 million.
General Provisions
The Committee may waive in whole or in part any or all restrictions, conditions, vesting or forfeiture provisions with respect to any award (other than an award to an executive officer for which the Board retains authority) made under the Plan. The Board may amend, alter or discontinue the Plan or any award at any time, except that the consent of a participant is generally required if the participant’s rights under an outstanding award would be impaired. The Plan requires shareholders to approve an amendment to the Plan to comply with applicable law, including applicable listing standards.
In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a “fundamental transaction” or “change of control”), the Board will make appropriate and equitable adjustments to preserve the value of outstanding and future awards, including adjustments to: (i) the number and type of awards that may be granted under the Plan; (ii) the number and type of awards that may be granted to any individual under the Plan; (iii) the purchase price of any stock award; and (iv) the option price and number and class of securities issuable under each outstanding option. Subject to the foregoing requirement, the specific form of any such adjustments will be determined by the Board. In the event of a “fundamental transaction” involving the Company, the Board may take one or more of the following actions: (a) arrange for the substitution of options; (b) accelerate the vesting and termination of outstanding options; or (c) cancel outstanding options in exchange for cash payments to participants. The Board is not required to adopt the same rules for each option or each participant. A “fundamental transaction” is a merger of the Company with another entity in a transaction in which the Company is not the surviving entity or a transaction or other event that results in other securities being substituted for common stock or common stock no longer being issuable. The Plan specifies that a “change of control” will exist upon the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who were directors at the beginning of such two-year period, or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the then Continuing Directors); or (ii) certain persons or groups acquire beneficial ownership of common stock having 30% or more of the voting power of all outstanding common stock, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding shares of common stock are converted into shares of another company or other securities (of either the Company or another company) or cash or other property. The Plan permits any of the above-described actions in connection with a change of control event. Further, the Board may take similar actions upon a divestiture of any of its affiliates.
The Plan constitutes an unfunded plan for incentive and deferred compensation. The Company is not required to create trusts or arrangements to meet its obligations to deliver stock or make payments.
New Plan Benefits
All awards to employees, officers, directors and consultants under the Plan are made at the discretion of the Board and its delegates. Therefore, the benefits and amounts that will be received or allocated under the plan are not determinable at this time. Please refer to the description of grants made to named Executive Officers in the last fiscal year described in the “Fiscal 2014 Grants of Plan-Based Awards” table. Grants made to non-employee directors in the last fiscal year are described in “Compensation of Directors.”
Existing Plan Benefits
The following table sets forth information with respect to options previously granted under the Plan:

Name	Number of Shares Covered by Option Awards
W. Craig Jelinek	1,612,992
Jeffrey H. Brotman	2,823,796
Richard A. Galanti	2,053,385
Joseph P. Portera	1,405,193
Dennis R. Zook	1,219,646
All current executive officers as a group	16,272,902
All non-employee directors as a group	4,556,748
Non-executive officer employee group	121,211,408
Federal Income Tax Consequences
The following is a brief summary of the U.S. federal income tax consequences of the Plan generally applicable to the Company and to participants in the Plan who are subject to U.S. federal taxes. The summary is based on the Code, applicable Treasury Regulations and administrative and judicial interpretations thereof, each as in effect on the date of this Proxy Statement, and is, therefore, subject to future changes in the law, possibly with retroactive effect. The summary is general in nature and does not purport to be legal or tax advice. Furthermore, the summary does not address issues relating to any U.S. gift or estate tax consequences or the consequences of any state, local or foreign tax laws.
Nonqualified Stock Options. A participant generally will not recognize taxable income upon the grant or vesting of a nonqualified stock option with an exercise price at least equal to the fair market value of our common stock on the date of grant and no additional deferral feature. Upon the exercise of a nonqualified stock option, a participant generally will recognize compensation taxable as ordinary income in an amount equal to the difference between the fair market value of the shares underlying the stock option on the date of exercise and the exercise price of the stock option. When a participant sells the shares, the participant will have short-term or long-term capital gain or loss, as the case may be, equal to the difference between the amount the participant received from the sale and the tax basis of the shares sold. The tax basis of the shares generally will be equal to the greater of the fair market value of the shares on the exercise date or the exercise price of the stock option.
Incentive Stock Options. A participant generally will not recognize taxable income upon the grant of an incentive stock option. If a participant exercises an incentive stock option during employment or within three months after employment ends (12 months in the case of permanent and total disability), the participant will not recognize taxable income at the time of exercise for regular U.S. federal income tax purposes (although the participant generally will have taxable income for alternative minimum tax purposes at that time as if the stock option were a nonqualified stock option). If a participant sells or otherwise disposes of the shares acquired upon exercise of an incentive stock option after the later of (a) one year from the date the participant exercised the option and (b) two years from the grant date of the stock option, the participant generally will recognize long-term capital gain or loss equal to the difference between the amount the participant received in the disposition and the exercise price of the stock option. If a participant sells or otherwise disposes of shares acquired upon exercise of an incentive stock option before these holding period requirements are satisfied, the disposition will constitute a “disqualifying disposition,” and the participant generally will recognize taxable ordinary income in the year of disposition equal to the excess of the fair market value of the shares on the date of exercise over the exercise price of the stock option (or, if less, the excess of the amount realized on the disposition of the shares over the exercise price of the stock option). The balance of the participant’s gain on a disqualifying disposition, if any, will be taxed as short-term or long-term capital gain, as the case may be.
With respect to both nonqualified stock options and incentive stock options, special rules apply if a participant uses shares of common stock already held by the participant to pay the exercise price or if the shares received upon exercise of the stock option are subject to a substantial risk of forfeiture by the participant.
Stock Units. A participant generally will not have taxable income upon the grant of stock unit awards. Instead, the participant will recognize ordinary income at the time of payout equal to the fair market value (on the payout date) of the shares received minus any amount paid.
Cash-Based Awards. The U.S. federal income tax consequences of cash-based awards will depend upon the specific terms of each award.
Tax Consequences to the Company. In the foregoing cases, we generally will be entitled to a deduction at the same time, and in the same amount, as a participant recognizes ordinary income, subject to certain limitations imposed under the Code.
Section 409A of the Code. We intend that awards granted under the Plan comply with, or otherwise be exempt from, section 409A of the Code, but make no representation or warranty to that effect.
Tax Withholding. We are authorized to deduct or withhold from any award granted or payment due under the Plan, or require a participant to remit to us, the amount of any withholding taxes due in respect of the award or payment and to take such other action as may be necessary to satisfy all obligations for the payment of applicable withholding taxes. We are not required to issue any shares of common stock or otherwise settle an award under the Plan until all tax withholding obligations are satisfied.

Vote Required
The affirmative vote of a majority of the votes cast on this proposal at the Annual Meeting is required to adopt the Plan.
The Board of Directors unanimously recommends that you vote FOR Proposal 4.
Equity Compensation Plan Information
(at Fiscal Year-End)

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(A)	Weighted-average exercise price of outstanding options, warrants and rights ($)(B)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (A))(C)
Equity compensation plans approved by security holders	10,092,964	40.92	7,972,000
Equity compensation plans not approved by security holders	—	—	—
Total	10,092,964	40.92	7,972,000
  _______________________

(A)	Includes 9,117,305 shares of common stock issuable upon vesting of outstanding RSUs granted under the Sixth Restated 2002 Stock Incentive Plan and predecessor plans.

(B)	The weighted-average exercise price does not include the shares issuable upon vesting of RSUs, which have no exercise price.

(C)	Available for issuance under the Sixth Restated 2002 Stock Incentive Plan, assuming issuance as RSUs.
PROPOSALS 5(a) AND 5(b):
PROPOSALS TO AMEND THE ARTICLES OF INCORPORATION TO REDUCE THE VOTING REQUIREMENTS FOR REMOVAL OF DIRECTORS FOR CAUSE AND FOR AMENDING ARTICLE VIII OF THE ARTICLES OF INCORPORATION

Under Costco Wholesale’s governing documents, a simple majority-vote standard (that is, the number of votes cast in favor exceed the number of votes cast against) applies to nearly all matters submitted to a shareholder vote. As permitted by Washington law, for decades our Articles of Incorporation (Articles) have provided for three exceptions:

•
Approval by two-thirds of the shares outstanding is required: to amend the Articles regarding classification of the board; and to amend the provision in Article VIII dealing with removal of directors only for cause; and

•	Approval by a majority of the shares outstanding is required for shareholders to remove a director for cause.

These proposals, submitted by the Board of Directors, seek shareholder approval of amendments to Article VIII to permit removal of a director from office for cause based on a simple majority vote and to remove the two-thirds vote standard for amending Article VIII. Each proposal will be voted on separately, and the effectiveness of either proposal is not conditioned on the approval of the other proposal.
Purpose and Effect of the Proposals
These proposals follow the Board of Directors' ongoing review of our corporate governance principles, including consideration of a non-binding shareholder proposal approved by shareholders at the January 2014 annual meeting. That proposal requested that our Board take the steps necessary so that each voting requirement in our Articles and Bylaws that calls for greater than a simple majority vote be eliminated and replaced with a simple majority vote standard. As disclosed in the proxy statement last year, shareholder approval of that proposal did not itself amend the Articles. The Board must first authorize any amendments to the Articles, and shareholders must then approve each amendment with an affirmative vote of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors. Though approved by a majority of the votes cast, the number of votes cast in favor of the proposal presented at the January 2014 annual meeting represented substantially less than the two-thirds threshold necessary to amend the applicable provisions of the Articles.

After further analysis of the advantages and disadvantages of reducing the voting requirements, and taking into account the results of the 2014 advisory vote, the Board has determined to submit these proposals to shareholders for a vote. The Board recognized that the current voting standards are designed to protect shareholders’ interests because they ensure a broader shareholder voice in a very important, yet highly unlikely, event of a vote on removing a director. The Board also considered the following factors:

•
Our Articles provide that a director may be removed by the shareholders only for “cause,” as defined in our Articles, at a special meeting called for that purpose by shareholders of record holding at least 10% of the shares outstanding.

•
“Cause” is defined narrowly: (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director's duty to the corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal.

•
The director removal provision is not an impediment to other shareholder rights regarding directors. Shareholders are permitted to nominate director candidates and can vote for certain directors each year at the annual meeting.

•
If in any uncontested election of directors a nominee receives a greater number of “withhold” votes than votes “for,” the nominee will offer his or her resignation to the Board. A committee of independent directors whose election is not at issue will determine and publicly report the action to be taken with respect to the resignation offer.

The Board believes that the proposals strike an appropriate balance between the Board’s continuing efforts to protect shareholder interests while remaining responsive to corporate governance concerns.

Proposal 5(a): Reduce Voting Standard for Removal of Directors
Under Article VIII of our current Articles, subject to the rights of the holders of any series of preferred stock, a director may be removed only for “cause” and only by approval of a majority of the shares outstanding, as opposed to a simple majority. Proposal 5(a) would amend Article VIII as set forth below under the heading “Text of the Proposed Amendment to Article VIII of the Articles of Incorporation” to change the voting standard so that a director may be removed for cause if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. For Proposal 5(a) to be approved, an affirmative vote is required of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors. If approved by the required vote, Proposal 5(a) would be effected by filing of Articles of Amendment to the Articles of Incorporation.
Proposal 5(b): Reduce Voting Standard for Future Amendment of Article VIII of the Articles of Incorporation.
Under our current Articles, which governs the removal of directors only for cause, Article VIII may only be altered or eliminated by an amendment approved by two-thirds of the shares outstanding. Proposal 5(b) would amend Article VIII as set forth below under the heading “Text of the Proposed Amendment to Article VIII of the Articles of Incorporation” to remove the supermajority vote standard for amending Article VIII. For Proposal 5(b) to be approved, an affirmative vote is required of not less than two-thirds of the outstanding shares entitled to vote generally in the election of directors. If approved by the required vote, Proposal 5(b) would be effected by filing of Articles of Amendment to the Articles of Incorporation.

Board Classification.
The proposed amendments do not modify the two-thirds voting standard for amending the provision in the Articles regarding classification of the Board of Directors. Following passage of a shareholder proposal at the 2013 annual meeting urging the Board to take steps to amend the Articles to eliminate classification of the Board, the Board afforded shareholders the opportunity at the January 2014 annual meeting to vote on a proposal to amend the Articles to change the method of electing directors. As explained in the proxy statement last year, since the Company went public in 1985, its Articles have required that directors be elected for three-year terms and that approximately one-third of the board seats are up for election every year. The Board believes that this classified board structure has contributed to the Company’s long-term operational success and delivery of strong shareholder returns. Nevertheless, the Board submitted a declassification proposal to the Company’s shareholders to give shareholders an opportunity to cast a binding vote on the matter. The Board made no recommendation as to voting “for” or “against” the amendment, but each director advised the Company that as a shareholder he or she intended to vote against the proposal.
This proposed amendment failed not only to achieve the two-thirds threshold necessary to approve the amendment (by almost 90 million shares) - it failed to obtain the vote of even a majority of shares outstanding. The Company did not receive this year a shareholder proposal for declassification. The Board continues to believe that at this time the classified structure should be retained, and that the two-thirds voting requirement to amend the structure serves to retain that structure absent broad shareholder support to declassify.
The Board became aware in January 2014 of a third-party recommendation that shareholders withhold voting in favor of directors standing for re-election at the January 2014 annual meeting because of a claimed failure by the Board to implement the advisory shareholder proposal passed in 2013 calling for declassification of the board. This was based on the Board’s decision to make no recommendation as to the declassification amendment put before the shareholders in January 2014. The Board believes that this recommendation was unwarranted, for a number of reasons:

•	the 2014 vote afforded all shareholders an unimpeded opportunity to vote for declassification;

•
the absence of a Board recommendation did not pre-determine the outcome of that vote; indeed, in the Company’s experience increasingly shareholders cast their votes based not on the recommendation of any person or group but on their own objective assessments of the matters at hand; and

•
the directors standing for re-election (and the entire board of directors) had overseen operating and financial performance of the Company that was quite favorable by well-established measures, such that a disagreement about a single issue (whether to recommend declassification) did not warrant removing these individuals entirely from board service.

TEXT OF THE PROPOSED AMENDMENTS TO ARTICLE VIII OF THE ARTICLES OF INCORPORATION
Set forth below is the text of Article VIII of our Articles of Incorporation as it would be amended by Proposals 5 (a) and 5 (b). In both cases deletions and additions to the current Article VIII of our Articles of Incorporation are indicated by strikeouts and by underlining, respectively:
Proposal 5 (a): Reduce Voting Standard for Removal of Directors
Subject to the rights of holders of any series of Preferred Stock then outstanding, any or every director~~, or the entire board of directors,~~ may be removed from office only for cause and only ~~by the affirmative vote of the holders of a majority of the voting power of all shares of this corporation entitled to vote for the election of directors~~ if the number of votes cast to remove the director exceeds the number of votes cast not to remove the director. As used herein, “for cause” means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director’s duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal. Notwithstanding anything to the contrary, this Article may be altered or eliminated only by amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.
Proposal 5(b): Reduce Voting Standard for Future Amendment of Article VIII of the Articles of Incorporation.
Subject to the rights of holders of any series of Preferred Stock then outstanding, any director, or the entire board of directors, may be removed from office only for cause and only by the affirmative vote of the holders of a majority of the voting power of all shares of this corporation entitled to vote for the election of directors. As used herein, “for cause” means either (i) conviction of a felony by a court of competent jurisdiction and such conviction is no longer subject to direct appeal or (ii) adjudication for gross negligence or dishonest conduct in the performance of a director’s duty to this corporation by a court of competent jurisdiction and such adjudication is no longer subject to direct appeal. ~~Notwithstanding anything to the contrary, this Article may be altered or eliminated only by amendment to this Article approved by two-thirds of the votes entitled to be cast by each voting group entitled to vote on such amendment.~~
The Board of Directors unanimously recommends that you vote FOR Proposals 5(a) and 5(b).
In response to a shareholder proposal, if properly presented at the meeting, the Company will hold a vote on the following:
PROPOSAL 6:
REDUCE DIRECTOR ENTRENCHMENT
RESOLVED, Shareholders request adoption of a bylaw that would require at least 67% of the board of directors to have less than 15-years total Costco director tenure. This would include a provision that management would have the discretion to implement an orderly return to this requirement should there be a temporary deviation in meeting this requirement.
Eight out of the 14 Costco directors had greater than 15-years tenure. This included Charles Munger, John Meisenbach and Richard Libenson, who each received a whopping 23% to 32% in negative votes at our 2014 annual meeting. Plus Mr. Munger was unfortunately assigned to our audit and executive pay committees: Costco had not disclosed specific, quantifiable performance target objectives for our CEO who was reported to be given $12 million in total realized pay in 2013.
GMI Ratings, an independent investment research firm, flagged the Costco board as potentially entrenched due to the high number of long-serving directors. These concerns were aggravated by additional factors, such as 3-year terms for directors, the lack of an independent chairman, which together with the high number of long-tenured directors raised concerns about whether the Costco board was able to provide an effective counterbalance to management. Costco also had 3 inside directors further compounded by 3 inside-related directors.
GMI also said multiple related party transactions and other potential conflicts of interest involving the company’s board or senior managers should be reviewed in greater depth, as such practices raise concerns regarding potential self-dealing or abuse.
In 2014 the Society of Corporate Secretaries said excessive director tenure will now impact a company’s rating by a proxy advisory firm.
In 2014 Costco shareholders approved a shareholder proposal by about a 2-to-one ratio to establish a more democratic method to determine changes in certain corporate governance issues -to replace certain 67% voting thresholds with 51% thresholds. It is believed that most of the support for this Reduce Director Entrenchment proposal will be from shareholders who voted for the 2014 shareholder proposal.
An added incentive to vote for this proposal is Costco’s clearly improvable corporate performance. These issues were part of a 2014 report:

Costco paid $8 million to settle a nationwide lawsuit by 700 female employees who accused Costco of discriminating against women in promotions to management jobs.
Costco was ordered to pay £61,000 for food safety breaches after a “severe” mice infestation was found at a store. Regulators announced that Costco would pay $3.6 million in fines in a settlement over improper storage, handling and disposal of hazardous waste and pharmaceutical waste in many stores. A news release said Costco violated California safe storage laws over five years at numerous Costco stores and distribution facilities.
Upscale fashion accessories maker Michael Kors sued Costco, accusing Costco of running a “bait-and-switch” false advertising scheme.
Returning to the core topic of this proposal from the context of our clearly improvable corporate performance, please vote to protect shareholder value:
Reduce Director Entrenchment - Proposal 6
BOARD OF DIRECTORS’ RESPONSE
Your Board of Directors believes that imposing mandatory limits on director tenure is not in the best interests of our shareholders because it would arbitrarily deprive Costco of qualified, experienced and effective directors.
EXPERIENCED DIRECTORS SUPPORT COSTCO’S LONG-TERM APPROACH TO CREATING SHAREHOLDER VALUE
Costco takes a long-term approach to generate shareholder value. The current Board, including those with tenure exceeding fifteen years, has overseen consistent long-term growth in the financial and operating performance of the Company and returns to shareholders.
 _______________________
Source: Thomson Reuters. Market data as of November 7, 2014.
Note: Total return includes reinvestment of dividends.

(1)	Key Comps group includes Kroger, Target and Walmart.

(2)	Large Cap Retailers group includes Best Buy, Kohl's, Lowe's, Safeway, Staples and Walgreens.

Long-serving outside directors have added important experience and organizational memory. The Board believes that this knowledge and perspective are particularly important for the Company’s uniquely long-term horizon in dealing with its customers, employees, and suppliers. Employees working in the Company’s membership warehouses receive pay and benefits more generous than their counterparts at competitors. This long-term investment in its workforce has benefited the Company with greater loyalty, and the Company consequently benefits through what it believes to be the lowest employee turnover rates and the lowest inventory loss rate in the industry. Through its investments in lower pricing - bringing merchandise to market with the lowest cost, through expense control and minimal mark-ups - the Company has developed what it believes to be a very strong reputation among its members for “pricing authority” -- offering the most competitive prices. That strategy has resulted in long-term customer loyalty, with over 86% of members renewing their memberships and strong growth in member warehouse visits in recent years.
THE BOARD PROCESSES ADEQUATELY CONSIDER TENURE
The Board appreciates that an increasing number of shareholders view tenure of directors, individually and as a group, as a relevant consideration in director elections. The Nominating and Governance Committee, which is composed exclusively of independent directors with an average tenure of less than fifteen years, oversees an evaluation process for the Board of Directors and its committees. That evaluation process includes consideration of tenure. The Committee also reviews tenure as one factor in determining whether Board members should be nominated for re-election. The average tenure for all independent directors is less than 15 years. Two of the longest-tenured Board members (over thirty years) are the Company's founders, Jeffrey Brotman and James Sinegal, both of whom the Board believes currently make invaluable contributions to the Board.
Tenure is also a consideration in the ongoing Nominating Committee and Board process concerning director succession. The Board and the Committee have been actively engaged since the last annual meeting in a search for director candidates. The objectives in the refreshment process include, among other things, seeking to ensure that the skill mix of the directors matches the evolving nature of the Company's business, reducing over time the number of directors who are not "independent" under regulatory and listing requirements, enhancing diversity, and bringing individuals who add new perspectives. The objective at this time is to bring on new members without increasing the size of the Board. Thus far, the process has not yielded nominations, but the Board expects such nominations to occur prior to the annual meeting in 2016.
The proponents cite no evidence that the Company’s performance has been hampered by director tenure, that arbitrary limits on tenure would lead to improved results, or that existing processes cannot be relied upon to ensure a proper composition of the Board going forward. The Board further understands that only a tiny minority of public companies in the United States has mandatory term limits.
The Board believes that this proposal’s arbitrary limitation on director tenure is unnecessary and counterproductive to the Board’s ability to nominate for shareholder approval the best candidates to lead the Company. The Board, therefore, recommends a vote AGAINST Proposal 6.
The Company will provide the name and address of the proponent of each shareholder proposal and the number of shares the proponent holds upon oral or written request for such information. Requests may be sent to the Corporate Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027 or submitted by calling (425) 427-7766.
OTHER MATTERS
Neither the Board nor management intends to bring before the meeting any business other than the matters referred to in the Notice of Meeting and this Proxy Statement. If any other business should properly come before the meeting, or any adjournment thereof, the persons named in the proxy will vote on such matters according to their judgment.

SHAREHOLDER PROPOSALS FOR THE 2016 ANNUAL MEETING
In order for a shareholder proposal to be included in the proxy statement for the 2016 annual meeting of shareholders, it must comply with SEC Rule 14a-8 and be received by the Company no later than August 18, 2015. Proposals may be mailed to the Company, to the attention of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder who intends to present a proposal at the Company’s annual meeting in 2016, other than pursuant to Rule 14a-8, must comply with the requirements as set forth in our Bylaws, provide the Company notice of such intention by at least October 31, 2015, and such proposal must be a proper matter for shareholder action under Washington corporate law, or management of the Company will have discretionary voting authority at the 2016 annual meeting with respect to any such proposal without discussion of the matter in the Company’s proxy statement.
ANNUAL REPORT TO SHAREHOLDERS AND FORM 10-K
The fiscal 2014 Annual Report to Shareholders (which is not a part of our proxy soliciting materials), is being mailed with this Proxy Statement to those shareholders that received a copy of the proxy materials in the mail. For those shareholders that received the Notice of Internet Availability of Proxy Materials, this Proxy Statement and our fiscal 2014 Annual Report to Shareholders are available at www.costco.com, through the Investor Relations page. Additionally, and in accordance with SEC rules, you may access our Proxy Statement at www.proxyvote.com, a “cookie-free” website that does not identify visitors to the site. A copy of the Company’s Annual Report on Form 10-K filed with the SEC will be provided to shareholders without charge upon written request directed to Investor Relations. The Company makes available on or through our website free of charge our Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as soon as reasonably practicable after filing.

GENERAL INFORMATION
List of Shareholders of Record. A list of shareholders of record entitled to vote at the Annual Meeting will be available at the Annual Meeting and for ten business days prior to the Annual Meeting between the hours of 9:00 a.m. and 4:00 p.m., Pacific time, at the office of the Secretary, Costco Wholesale Corporation, 999 Lake Drive, Issaquah, Washington 98027. A shareholder may examine the list for any legally valid purpose related to the Annual Meeting.
The Company is incorporated under Washington law, which specifically permits electronically transmitted proxies, provided that the transmission set forth or be submitted with information from which it can reasonably be determined that the transmission was authorized by the shareholder. The electronic voting procedures provided for the Annual Meeting are designed to authenticate each shareholder by use of a control number to allow shareholders to vote their shares and to confirm that their instructions have been properly recorded.
As permitted by SEC rules, the Company will deliver only one Annual Report or Proxy Statement to multiple shareholders sharing the same address, unless the Company has received contrary instructions from one or more of the shareholders. The Company will, upon written or oral request, deliver a separate copy of the Annual Report or Proxy Statement to a shareholder at a shared address to which a single copy of the Annual Report or Proxy Statement was delivered and will include instructions as to how the shareholder can notify the Company that the shareholder wishes to receive a separate copy of the Annual Report or Proxy Statement in the future. Registered shareholders wishing to receive a separate Annual Report or Proxy Statement in the future or registered shareholders sharing an address wishing to receive a single copy of the Annual Report or Proxy Statement in the future may contact the Company’s Transfer Agent: Computershare, Inc., 250 Royall St., Canton, MA 02021; (800) 249-8982.

By order of the Board of Directors,

John Sullivan
Secretary

APPENDIX
SEVENTH RESTATED 2002 INCENTIVE PLAN
OF
COSTCO WHOLESALE CORPORATION

1.	Purpose of this Plan
The purpose of this Seventh Restated 2002 Incentive Plan of Costco Wholesale Corporation is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Options and Stock Units and to provide additional incentives through the granting of Cash-Based Awards. This Plan, which became effective on January 30, 2002 and has been amended and restated from time to time, is hereby amended, restated and renamed the Seventh Restated 2002 Incentive Plan of Costco Wholesale Corporation effective on January 30, 2015.

2.	Definitions and Rules of Interpretation
2.1 Definitions. This Plan uses the following defined terms:

(a)“Administrator” means the Board, the Committee, or any officer or employee of the Company to whom the Board or the Committee delegates authority to administer this Plan.

(b)“Affiliate” means, in the case of Incentive Stock Options, a “parent” or “subsidiary” (as each is defined in Section 424 of the Code) of the Company and in the case of Awards other than Incentive Stock Options, all persons with whom the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Code, except that, for purposes of determining whether there is a controlled group or common control, the language “at least 50 percent” is used instead of “at least 80 percent.”

(c)“Applicable Law” means the legal requirements relating to the administration of equity compensation plans, including under applicable U.S. state corporate laws, U.S. federal and applicable state securities laws, other U.S. federal and state laws, the Code, any stock exchange rules or regulations and the applicable laws, rules and regulations of any other country or jurisdiction where Awards are granted under this Plan, as such laws, rules, regulations and requirements shall be in place from time to time.

(d)“Award” means a grant of an Option, an award of a Stock Unit or a grant of a Cash-Based Award in accordance with the terms of this Plan.

(e)“Award Agreement” means a written agreement between the Company and a holder of an Award evidencing the terms and conditions of an individual Award. Each Award Agreement shall be subject to the terms and conditions of this Plan.

(f)“Award Shares” means Shares issuable under an Award.

(g)“Board” means the board of directors of the Company.

(h)“Cash-Based Award” means an Award denominated in a dollar amount granted under Section 10.

(i)“Change of Control” is defined in Section 12.4.

(j)“Code” means the Internal Revenue Code of 1986.

(k)“Committee” means a committee composed of Company Directors appointed in accordance with the Company’s Articles of Incorporation and Bylaws and Section 4.

(l)“Company” means Costco Wholesale Corporation, a Washington corporation.

(m)“Company Director” means a member of the Board.

(n)“Consultant” means an individual who, or an employee of any entity that, provides bona fide services to the Company or an Affiliate not in connection with the offer or sale of securities in a capital-raising transaction, but who is not an Employee.

(o)“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated by a Termination as defined in Section 2.1(ss).

(p)“Covered Employee” has the meaning as determined for purposes of Section 162(m) of the Code.

(q)“Disability” means the permanent and total disability of a person within the meaning of Section 22(e)(3) of the Code.

(r) “Director” means a member of the board of directors of the Company or an Affiliate.

(s)“Divestiture” means any transaction or event that the Board specifies as a Divestiture under Section 12.5.

(t)“Employee” means a regular employee of the Company or an Affiliate, including an officer or Director, who is treated as an employee in the personnel records of the Company or an Affiliate, but not individuals who are classified by the Company or an Affiliate as: (i) leased from or otherwise employed by a third party, (ii) independent contractors, or (iii) intermittent or temporary workers. The Company’s or an Affiliate’s classification of an individual as an “Employee” (or as not an “Employee”) for purposes of this Plan shall not be altered retroactively even if that classification is changed retroactively for another purpose as a result of an audit, litigation or otherwise. A Participant shall not cease to be an Employee due to transfers between locations of the Company, or between the Company and an Affiliate, or to any successor to the Company or an Affiliate that assumes the Participant’s Award under Section 12, unless such event results in a Termination as defined in Section 2.1(ss). Neither service as a Director nor receipt of a director’s fee shall be sufficient to make a Director an “Employee.”

(u)“Exchange Act” means the Securities Exchange Act of 1934.

(v)“Executive” means an individual who is subject to Section 16 of the Exchange Act or who is a “Covered Employee,” in either case because of the individual’s relationship with the Company or an Affiliate.

(w)“Expiration Date” means, with respect to an Option, the date stated in the Award Agreement as the expiration date of the Option or, if no such date is stated in the Award Agreement, then the last day of the maximum exercise period for the Option, disregarding the effect of a Participant’s Termination or any other event that would shorten that period.

(x)“Fair Market Value” means the value of Shares as determined under Section 18.2.

(y)“Fundamental Transaction” means any transaction or event described in Section 12.3.

(z)“Grant Date” means the date the Administrator approves the grant of an Award. However, if the Administrator specifies that an Award’s Grant Date is a future date or the date on which a condition is satisfied, the Grant Date for such Award is that future date or the date that the condition is satisfied.

(aa) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option under Section 422 of the Code and designated as an Incentive Stock Option in the Option Agreement for that Option.

(bb) “Nonstatutory Option” means any Option other than an Incentive Stock Option.

(cc) “Non-Employee Director” means a Director of the Company who either (i) is not a current Employee or Officer of the Company or its parent or a subsidiary, does not receive compensation (directly or indirectly) from the Company or its parent or a subsidiary for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), and does not possess an interest in any other transaction as to which disclosure would be required under Item 404(a) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(dd) “Objectively Determinable Performance Condition” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in earnings or earnings per share; (v) stock price; (vi) return on equity or average shareowners’ equity; (vii) total shareowner return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue; (xii) income or net income; (xiii) operating income or net operating income; (xiv) operating profit or net operating profit; (xv) operating margin; (xvi) return on operating revenue; (xvii) market share; (xviii) sales or revenue growth; (xix) overhead or other expense reduction; (xx) growth in shareowner value relative to the moving average of the S&P 500 Index or a peer group index; (xxi) credit rating; (xxii) strategic plan development and implementation; (xxiii) improvement in workforce diversity, and (xxiv) any other similar criteria. The Committee may provide that any evaluation of performance under an Objectively Determinable Performance Condition will exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareowners for the applicable year. To the extent such exclusions affect Awards that are intended to constitute Performance-Based Compensation, the exclusions shall be prescribed in a form that satisfies the requirements for Performance-Based Compensation. In addition, in the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company that impacts a performance condition appropriate and equitable adjustments to the condition shall be made.

(ee) “Option” means a right to purchase Shares of the Company granted under this Plan.

(ff) “Option Agreement” means the document evidencing the grant of an Option.

(gg) “Option Price” means the price payable under an Option for Shares, not including any amount payable in respect of withholding or other taxes.

(hh) “Outside Director” means a Company Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” receiving compensation for prior services (other than benefits under a tax qualified pension plan), was not an officer of the Company or an “affiliated corporation” at any time and is not currently receiving direct or indirect remuneration from the Company or an “affiliated corporation” for services in any capacity other than as a Director or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ii) “Participant” means a person to whom an Award is granted pursuant to this Plan or, if applicable, such other person who holds an outstanding Award.

(jj) “Performance-Based Compensation” means “qualified performance-based compensation” within the meaning of Section 162(m) of the Code and the Treasury Regulations promulgated thereunder.

(kk) “Plan” means this 2002 Stock Incentive Plan of Costco Wholesale Corporation, as amended and restated from time to time.

(ll) “Qualified Domestic Relations Order” means a judgment, order, or decree meeting the requirements of Section 414(p)(1)(A) of the Code.

(mm) “Rule 16b-3” means Rule 16b-3 adopted under Section 16(b) of the Exchange Act.

(nn) “Securities Act” means the Securities Act of 1933.

(oo) “Share” means a share of the common stock $.005 par value per share, of the Company or other securities substituted for the common stock under Section 12.

(pp) “Stock Award” means any right involving Shares granted under this Plan, including an Option or Stock Unit.

(qq) “Stock Unit” means an award giving the right to receive Shares granted under Section 9 below.

(rr) “Substitute Award” means an Award granted in substitution for, or upon the conversion of, an option granted by another entity to purchase equity securities in the granting entity.

(ss) “Termination” means “termination of employment” or “separation from service” as defined in Section 409A of the Code. However, with respect to an Employee, Termination will occur at the date reasonably anticipated by the Company and Employee that a Participant’s level of service will permanently decrease to 21% or less of the average level of service provided by the Participant over the immediately preceding 36 months period (or if providing services for less than 36 months, such lesser period). If a Participant’s status changes from an Employee to an independent contractor or from an independent contractor to an Employee, whether there has been a Termination will be determined in accordance with the regulations under Section 409A of the Code.

2.2 Rules of Interpretation. Any reference to a “Section,” without more, is to a Section of this Plan. Captions and titles are used for convenience in this Plan and shall not, by themselves, determine the meaning of this Plan. Except when otherwise indicated by the context, the singular includes the plural and vice versa. Any reference to a statute is also a reference to the applicable rules and regulations adopted under that statute. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the effective date of this Plan and including any successor provisions.

3.	Shares Subject to this Plan; Term of this Plan

3.1 Number of Shares. Subject to adjustment under Section 12, the maximum number of Shares that may be granted as Awards under this Plan is 23.5 million plus any Shares previously authorized for grant under this Plan or its predecessors that have not been granted as of the date of this amendment and restatement plus any Shares covered by Awards granted under this Plan or its predecessors prior to the date of this amendment and restatement that are subsequently cancelled or expire unexercised or unvested.

3.2 Limitation on Award of Stock Units. Subject to adjustment as provided in Section 12 below, the maximum number of Shares that may be issued shall be reduced by 1.75 Shares for each Share granted in a Stock Award in which the Participant is issued Shares without tendering to the Company payment of an amount in connection therewith equal to the Fair Market Value of such Shares on the date of the Stock Award;

provided however that, to the extent that previously-issued Shares are later forfeited under the terms and conditions of the Stock Award, then any Shares so forfeited shall not count against the limit set forth in this section 3.2.

3.3 Source of Shares. Award Shares may be authorized but unissued Shares. If an Award is terminated, expires, or otherwise becomes unexercisable without having been exercised in full, the unpurchased Shares that were subject to the Award shall revert to this Plan and shall again be available for future issuance under this Plan. The following Shares shall not again be made available for issuance as Awards under this Plan: (i) Shares actually issued under this Plan in a Stock Option even if repurchased by the Company; (ii) Shares not issued or delivered as a result of the net settlement of an outstanding Option, or (iii) Shares used to pay the exercise price or withholding taxes related to an outstanding Award.

3.4 Term of this Plan

(a)This Plan and any amendment shall be effective on the date it has been adopted by the Board or, to the extent that shareholder approval is required, on the date it has been approved by the shareholders.

(b)Subject to Section 15, this Plan shall continue in effect for a period of ten years from the earlier of the date on which this Plan was adopted by the Board and the date on which this Plan was most recently approved by the Company’s shareholders.

4.	Administration

4.1 General

(a)The Board shall have ultimate responsibility for administering this Plan. The Board may delegate certain of its responsibilities to a Committee, which shall consist of at least two members of the Board and solely of Outside Directors. The Board or the Committee may further delegate its responsibilities to any Employee of the Company or any Affiliate. Where this Plan specifies that an action is to be taken or a determination made by the Committee, only the Committee may take that action or make that determination. Where this Plan references the “Administrator,” the action may be taken or determination made by the Board, the Committee, or other Administrator. Where this Plan references the Board, the action may be taken or determination made by the Board or the Committee. However, only the Board may approve any amendment to this Plan for which shareholder approval is necessary or desirable to comply with any Applicable Law, only the Board or the Committee may approve Awards to Executives, and an Administrator other than the Board or the Committee may grant Options and Stock Units only within guidelines established by the Board or Committee. Moreover, all actions and determinations by any Administrator are subject to the provisions of this Plan.

(b)So long as the Company has registered an outstanding a class of equity securities under Section 12 of the Exchange Act, the Committee shall consist of Company Directors who are “Non-Employee Directors” and who are “Outside Directors.”

4.2 Authority of Administrator. Subject to the other provisions of this Plan, the Administrator shall have the authority, in a manner that complies with Section 409A of the Code:

(a) to make and determine the types of Awards, provided that no Non-Employee Director may be granted Awards for more than 12,000 Shares in any fiscal year (subject to adjustment under Section 12);

(b) to determine the Fair Market Value of Shares;

(c)to determine the Option Price;

(d)to determine Objectively Determinable Performance Conditions;

(e)to select the Participants;

(f)to determine the times that Awards are granted;

(g)to determine the number of Shares subject to each Award;

(h)to determine the types of payment that may be used to acquire Award Shares and the types of payment that may be used to satisfy withholding tax obligations;

(i)to determine the other terms of each Award, including but not limited to the time or times at which Options may be exercised, whether and under what conditions an Award is assignable, and whether an Option is a Nonstatutory Option or an Incentive Stock Option;

(j)to modify or amend any Award, including, without limitation, to extend the period during which an Option may be exercised, but neither the Administrator, the Board, nor the Committee shall have the authority to reduce the Option Price of any outstanding Option without obtaining the approval of the Company’s shareholders or to make a modification or amendment under this Section 4.2(j) that results in an Award that was exempt from Section 409A of the Code becoming subject to Section 409A and noncompliant with Section 409A or an Award that is subject to Section 409A of the Code becoming noncompliant with Section 409A;

(k)to authorize any person to sign any Award Agreement or other document related to this Plan on behalf of the Company;

(l)to determine the form of any Award Agreement or other document related to this Plan, and whether that document, including signatures, may be in electronic form;

(m)to interpret this Plan and any Award Agreement or document related to this Plan;

(n)to correct any defect, remedy any omission, or reconcile any inconsistency in this Plan, any Award Agreement or any other document related to this Plan;

(o)to adopt, amend, and revoke rules and regulations under this Plan, including rules and regulations relating to sub-plans and Plan addenda;

(p) to adopt, amend, and revoke rules and procedures relating to the operation and administration of this Plan to accommodate non-U.S. Participants and the requirements of Applicable Law such as: (i) rules and procedures regarding the conversion of local currency, withholding procedures and the handling of stock certificates to comply with local practice and requirements, and (ii) sub-plans and Plan addenda for non-U.S. Participants; and

(q)to make all other determinations the Administrator deems necessary or advisable for the administration of this Plan.

4.3 Scope of Discretion. Subject to the last sentence of this Section 4.3, on all matters for which this Plan confers the authority, right or power on the Board, the Committee, or other Administrator to make decisions, that body may make those decisions in its sole and absolute discretion. Moreover, but again subject to the last sentence of this Section 4.3, in making those decisions the Board, Committee or other Administrator need not treat all persons eligible to receive Awards, all Participants, all Awards or all Award Shares the same way. However, the discretion of the Board, Committee or other Administrator is subject to the specific provisions and specific limitations of this Plan, as well as all rights conferred on specific Participants by Award Agreements and other agreements.

5.	Persons Eligible to Receive Awards

5.1 Eligible Individuals. Awards may be granted to, and only to, Employees, Directors and Consultants, including to prospective Employees, Directors and Consultants conditioned on the beginning of their service for the Company or an Affiliate.

5.2 Section 162(m) Limitation.

(a)So long as the Company is a “publicly held corporation” within the meaning of Section 162(m) of the Code: (i) the maximum number of each type of Stock Award intended to constitute Performance-Based Compensation granted to any Employee or prospective Employee within any fiscal year of the Company shall not exceed 500,000 Shares for each type of award, subject to adjustment under Section 12, (ii) the maximum amount of Cash-Based Awards intended to constitute Performance-Based Compensation granted to any Employee or prospective Employee within any fiscal year of the Company shall not exceed $3 million, and (iii) Awards may be granted to an Executive only by the Committee (and, notwithstanding Section 4.1(a), not by the Board).

(b)Notwithstanding any other provision of this Plan to the contrary, the Committee shall have the discretion to determine whether an Award will be structured in a manner intended to qualify as Performance-Based Compensation. Any Stock Unit or Cash-Based Award that is intended qualify as Performance-Based Compensation must vest or become exercisable contingent on the achievement of one or more Objectively Determinable Performance Conditions. Prior to the payment of any compensation under an Award intended to qualify as Performance-Based Compensation, the Committee shall certify the extent to which any Objectively Determinable Performance Conditions and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock).

(c)Notwithstanding satisfaction of any completion of any Objectively Determinable Performance Condition, to the extent specified at the time of grant of an Award to Covered Employees, the number or amount of Shares, Options, Cash-Based Awards or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Objectively Determinable Performance Conditions may be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine; provided that such reduction is structured in a manner intended to satisfy the requirements for Performance-Based Compensation under Section 162(m) of the Code.

6.	Terms and Conditions of Options

The following rules apply to all Options:
6.1 Price. No Option may have an Option Price less than 100% of the Fair Market Value of the Shares on the Grant Date.

6.2 Term. No Option shall be exercisable after its Expiration Date. No Option may have an Expiration Date that is more than ten years after its Grant Date.

6.3 Vesting.

(a)Options shall be exercisable in accordance with a schedule related to the Grant Date, the date the Participant’s directorship, employment or consultancy begins, or a different date specified in the Option Agreement evidencing such Option; provided that no Option shall be exercisable until one year from the Grant Date except as provided below.

(b)For Options granted after October 10, 2003, the Administrator shall have the authority in its discretion to permit the exercise of an Option prior to the expiration of one year from the Grant Date based on the Pro

Rata Number of Shares formula in Section 8.4(a) hereof and in an amount not to exceed 20% of the Option Shares granted on that Grant Date. In the event that the Participant, whether voluntarily or involuntarily, experiences a change to an employment status or position in the Company that is not eligible for Option grants or is eligible for a lesser number of Options, except as otherwise determined by the Administrator the Option Shares shall cease to vest at the time of such change, except that the Participant shall be entitled to a vesting of a Pro Rata Number of Shares computed in accordance with Section 8.4(a) using the next anniversary of the Grant Date following the change in status.

(c)Grants to Non-Employee Directors shall be vested and exercisable at the Grant Date.

6.4 Form of Payment.

(a) The Administrator shall determine the acceptable form and method of payment for exercising an Option.

(b) Acceptable forms of payment for all Option Shares are cash, check or wire transfer, denominated in U.S. dollars except as specified by the Administrator for non-U.S. Employees or non-U.S. sub-plans.

(c) In addition, the Administrator may permit payment to be made by any of the following methods:

(i)other Shares, or the designation of other Shares, which have a Fair Market Value on the date of surrender equal to the Option Price of the Shares as to which the Option is being exercised;

(ii)provided that a public market exists for the Shares, through a “same day sale” commitment from the Participant and a broker-dealer that is a member of the National Association of Securities Dealers (an “NASD Dealer”) under which the Participant irrevocably elects to exercise the Option and the NASD Dealer irrevocably commits to forward an amount equal to the Option Price, directly to the Company, upon receipt of the Option Shares (a “Cashless Exercise”);

(iii)any combination of the methods of payment permitted by any paragraph of this Section 6.4.

(d)The Administrator may also permit any other form or method of payment for Option Shares permitted by Applicable Law.

6.5 Nonassignability of Awards. Except as determined by the Administrator, no Award shall be assignable or otherwise transferable by the Participant except (a) by will or by the laws of descent and distribution, (b) to a grantor trust or partnership established for estate planning purposes to the extent permitted by Applicable Laws, or (c) in accordance with a Qualified Domestic Relations Order.

7.	Incentive Stock Options
The following rules apply only to Incentive Stock Options and only to the extent these rules are more restrictive than the rules that would otherwise apply under this Plan. With the consent of the Participant, or where this Plan provides that an action may be taken notwithstanding any other provision of this Plan, the Administrator may deviate from the requirements of this Section, notwithstanding that any Incentive Stock Option modified by the Administrator will thereafter be treated as a Nonstatutory Option.
7.1 The Expiration Date of an Incentive Stock Option shall not be later than ten years from its Grant Date, with the result that no Incentive Stock Option may be exercised after the expiration of ten years from its Grant Date.

7.2 No Incentive Stock Option may be granted more than ten years from the date this Plan as amended and restated was approved by the Board.

7.3 Options intended to be incentive stock options under Section 422 of the Code that are granted to any single Participant under all incentive stock option plans of the Company and its Affiliates, including Incentive Stock Options granted under this Plan, may not vest at a rate of more than $100,000 in Fair Market Value of stock (measured on the grant dates of the options) during any calendar year. For this purpose, an option vests with respect to a given share of stock the first time its holder may purchase that share, notwithstanding any right of the Company to repurchase that share. Unless the Administrator specifies otherwise in the related agreement governing the Option, this vesting limitation shall be applied by, to the extent necessary to satisfy this $100,000 rule, treating certain stock options that were intended to be incentive stock options under Section 422 of the Code as Nonstatutory Options. The stock options or portions of stock options to be reclassified as Nonstatutory Options are those with the highest Option Prices, whether granted under this Plan or any other equity compensation plan of the Company or any Affiliate that permits that treatment. This Section 7.3 shall not cause an Incentive Stock Option to vest before its original vesting date or cause an Incentive Stock Option that has already vested to cease to be vested.

7.4 In order for an Incentive Stock Option to be exercised for any form of payment other than those described in Section 6.4(b), that right must be stated in the Option Agreement relating to that Incentive Stock Option.

7.5 Any Incentive Stock Option granted to a Ten Percent Shareholder (as defined below), must have an Expiration Date that is not later than five years from its Grant Date, with the result that no such Option may be exercised after the expiration of five years from the Grant Date. A “Ten Percent Shareholder” is any person who, directly or by attribution under Section 424(d) of the Code, owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or of any Affiliate on the Grant Date.

7.6 The Option Price of an Incentive Stock Option shall never be less than the Fair Market Value of the Shares at the Grant Date. The Option Price for the Shares covered by an Incentive Stock Option granted to a Ten Percent Shareholder shall never be less than 110% of the Fair Market Value of the Shares at the Grant Date.

7.7 Incentive Stock Options may be granted only to Employees. If a Participant changes status from an Employee to a Consultant, that Participant’s Incentive Stock Options become Nonstatutory Options if not exercised within the time period described in Section 7.9.

7.8 No rights under an Incentive Stock Option may be transferred by the Participant, other than by will or the laws of descent and distribution. During the life of the Participant, an Incentive Stock Option may be exercised only by the Participant. The Company’s compliance with a Qualified Domestic Relations Order, or the exercise of an Incentive Stock Option by a guardian or conservator appointed to act for the Participant, shall not violate this Section 7.8.

7.9 An Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, the three-month period beginning with the Participant’s Termination for any reason other than the Participant’s death or Disability. In the case of Termination due to death, an Incentive Stock Option shall continue to be treated as an Incentive Stock Option if it remains exercisable after, but is not exercised within, that three-month period provided it is exercised before the Expiration Date. In the case of Termination due to Disability, an Incentive Stock Option shall be treated as a Nonstatutory Option if it remains exercisable after, but is not exercised within, one year after the Participant’s Termination.

8.	Exercise of Options; Termination

8.1 In General. An Option shall be exercisable in accordance with this Plan, the Option Agreement under which it is granted, and as prescribed by the Administrator.

8.2 Time of Exercise. Options shall be considered exercised when the Company receives: (a) written notice of exercise from the person entitled to exercise the Option, (b) full payment, or provision for payment, in a form and method approved by the Administrator, for the Shares for which the Option is being exercised, and (c) with respect to Nonstatutory Options, payment, or provision for payment, in a form approved by the Administrator, of all applicable withholding taxes due upon exercise. An Option may not be exercised for a fraction of a Share.

8.3 Issuance of Option Shares. The Company shall issue Option Shares in the name of the person properly exercising an Option. If the Participant is that person and so requests, the Option Shares shall be issued in the name of the Participant and the Participant’s spouse. The Company shall endeavor to issue Option Shares promptly after an Option is exercised. However, until Option Shares are actually issued, as evidenced by the appropriate entry on the stock books of the Company or its transfer agent, no right to vote or receive dividends or other distributions, and no other rights as a shareholder, shall exist with respect to the Option Shares, even though the Participant has completed all the steps necessary to exercise the Option. No adjustment shall be made for any dividend, distribution, or other right for which the record date precedes the date the Option Shares are issued, except as provided in Section 12.

8.4 Termination.

(a)In General. Except as provided by the Administrator, including in an Award Agreement, after a Participant’s Termination, except as otherwise provided in Sections 8.4(b), (c), (d) and (e), the Participant’s Options shall be exercisable to purchase, or Awards shall be fully vested as to, (A) the number of Shares for which such Awards have vested on the date of that Termination plus (B) (in the event the Award only vests in annual increments and such Termination occurs after the one year anniversary of the Grant Date) the Pro Rata Number of Shares for which the Award would have become vested on the next anniversary of the Grant Date following Termination. As used in this Section 8, the “Pro Rata Number of Shares” shall be equal to (a) the additional number of Shares that would have become vested on the next anniversary of the Grant Date following Termination, multiplied by (b) a fraction, the numerator of which shall be the number of days from the anniversary of the Grant Date preceding Termination and the denominator of which shall be 365, rounded to the nearest whole Share. Except as otherwise provided by the Administrator or in the Award Agreement, such Options shall only be exercisable during the period ending 30 days after the Termination for Options granted prior to July 21, 2005 and the period ending 120 days after Termination for Options granted after July 21, 2005, but in no event after the Expiration Date. To the extent the Participant does not exercise an Option within the time specified for exercise, the Option shall automatically terminate.

(b)Leaves of Absence. Unless otherwise provided in the Award Agreement, no Option may be exercised more than 90 days after the beginning of a leave of absence, other than a personal or medical leave approved by the Administrator with employment guaranteed upon return. Unless otherwise determined by the Administrator, Options shall not continue to vest during a leave of absence, other than an approved personal or medical leave with employment guaranteed upon return.

(c)Death or Disability. In the event of the death of a Participant who at the date of death either (i) was an officer of the Company with the title of Assistant Vice President or above or (ii) had been employed by the Company for ten or more continuous years, all Awards that were granted to that Participant with vesting provisions tied to continuation of employment, but are unvested as of the date of the Participant’s death shall become vested, effective as of the date of death. In the event of the death of a Participant who at the date of death is an Employee but qualifies under neither clause (i) or (ii) of the previous sentence, 50% of the Awards that were granted to that Participant but unvested on the date of the Participant’s death shall become vested, effective as of the date of death. Unless otherwise provided by the Administrator, if a Participant’s Termination is due to death or disability (as determined by the Administrator with respect to Nonstatutory Options and as defined by Section 22(e) of the Code with respect to Incentive Stock Options), all Options of that Participant may be exercised for one year after that Termination, but in no event after the Expiration Date. In the case of Termination of an Employee due to death, such Options shall be exercisable to purchase the number of Shares for which the Options were vested as of the Termination Date in accordance with the first two sentences of this Section 8.4(c). In the case of Termination due to disability, such Options shall be exercisable to purchase (A) the number of Shares for which such Options have vested as of the Termination Date, plus (B) the Pro

Rata Number of Shares (as defined in Section 8.4(a)) for which the Option would have vested on the next anniversary of the Grant Date (in the event the Option only vests in annual increments and such Termination occurs after the one year anniversary of the Grant Date). In the case of Termination due to death, an Option may be exercised as provided in Section 17. In the case of Termination due to disability, if a guardian or conservator has been appointed to act for the Participant and been granted this authority as part of that appointment, that guardian or conservator may exercise the Option on behalf of the Participant. Death or disability occurring after a Participant’s Termination shall not cause the Termination to be treated as having occurred due to death or disability. To the extent an Option is not so exercised within the time specified for its exercise, the Option shall automatically terminate.

(d)Divestiture. If a Participant’s Termination is due to a Divestiture, the Board may take any one or more of the actions described in Section 12.3 or 12.4.

(e)Termination for Cause. If a Participant’s Termination is due to Cause (as defined below), all of the Participant’s Options shall automatically terminate and cease to be exercisable at the time of Termination. “Cause” means dishonesty, fraud, misconduct, disclosure or misuse of confidential information, conviction of, or a plea of guilty or no contest to, a felony or similar offense, habitual absence from work for reasons other than illness, intentional conduct that could cause significant injury to the Company or an Affiliate, or habitual abuse of alcohol or a controlled substance, in each case as determined by the Administrator.

9.	Provisions of Stock Units
Each Award Agreement reflecting the issuance of a Stock Unit shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of such agreements may change from time to time, and the terms and conditions of separate agreements need not be identical, but each such agreement shall include (through incorporation of provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:
(a) Consideration. A Stock Unit may be awarded in consideration for such property or services as is permitted under Applicable Law, including for past services actually rendered to the Company or an Affiliate for its benefit.

(b) Vesting; Restrictions. Shares of Common Stock awarded under the agreement reflecting a Stock Unit award may, but need not, be subject to a Share repurchase option, forfeiture restriction or other conditions in favor of the Company in accordance with a vesting or lapse schedule to be determined by the Board. The Administrator may make provisions for accelerated vesting, including (without limitation) accelerated vesting based on length of service.

(c) Accelerated Vesting; Non-Executive Directors. Grants to non-executive directors of Stock Units shall vest upon Termination as follows:

(i)after five years of service, at Termination 50% of otherwise unvested Stock Units shall vest; and

(ii)after ten years of service, at Termination 100% of otherwise unvested Stock Units shall vest.

(d) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may reacquire any or all of the Shares of Common Stock held by the Participant which have not vested or which are otherwise subject to forfeiture or other conditions as of the date of termination under the terms of the Award Agreement.

(e) Transferability. Rights to acquire Shares of Common Stock under an Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the agreement, as the Board shall determine in its discretion, so long as Common Stock awarded under the agreement remains subject to the terms of the agreement.

(f) Payment Terms. Each Award Agreement reflecting the issuance of a Stock Unit shall specify, on the Grant Date, that issuance of Shares with respect to the Stock Unit will be made at a time and/or upon the occurrence of events that comply with Section 409A of the Code, including, without limitation, on a Change In Control event that is defined in Section 409A(a)(2)(A)(v) and shall include, where required in the case of specified employees, the six-month delay in Section 409A(a)(2)(B).

10.	Cash-Based Awards

Subject to the terms of this Plan and such other terms and conditions as the Administrator deems appropriate, the Administrator may grant Cash-Based Awards to Employees under this Plan. Cash-Based Awards that are intended to qualify as Performance-Based Compensation shall be subject to the provisions of Section 5.2. Cash-Based Awards may be paid in cash, Shares or Stock Units (valued as of the date such Shares or Stock Units are paid based on the Fair Market Value on such date) as determined by the Committee.

11.	Consulting or Employment Relationship.

Nothing in this Plan or in any Award Agreement, and no Award shall: (a) interfere with or limit the right of the Company or any Affiliate to terminate the employment or consultancy of any Participant at any time, whether with or without cause or reason, and with or without the payment of severance or any other compensation or payment, or (b) interfere with the application of any provision in any of the Company’s or any Affiliate’s charter documents or Applicable Law relating to the election, appointment, term of office, or removal of a Director.

12.	Certain Transactions and Events

12.1 In General. Except as provided in this Section 12, no change in the capital structure of the Company, merger, sale or other disposition of assets or a subsidiary, change of control, issuance by the Company of shares of any class of securities convertible into shares of any class, conversion of securities, or other transaction or event shall require or be the occasion for any adjustments of the type described in this Section 12.
12.2 Changes in Capital Structure. In the event of any stock split, reverse stock split, recapitalization, combination or reclassification of stock, stock dividend, spin-off, extraordinary cash dividend or similar change to the capital structure of the Company (not including a Fundamental Transaction or Change of Control), the Board shall make appropriate and equitable adjustments to preserve the value of outstanding and future Awards, including adjustments to: (a) the number and type of Awards that may be granted under this Plan, (b) the number and type of Awards that may be granted to any individual under this Plan, (c) the purchase price of any Stock Award, and (d) the Option Price and number and class of securities issuable under each outstanding Option. Subject to the foregoing requirement, the specific form of any such adjustments shall be determined by the Board. Unless the Board specifies otherwise, any securities issuable as a result of any such adjustment shall be rounded to the next lower whole security.
12.3 Fundamental Transactions. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of any other transaction or event, other securities are substituted for the Shares or Shares may no longer be issued (each a “Fundamental Transaction”), then, notwithstanding any other provision of this Plan, the Board shall do one or more of the following contingent on the closing or completion of the Fundamental Transaction: (a) arrange for the substitution of options or other compensatory awards of equity securities other than Shares (including, if appropriate, equity securities of an entity other than the Company) in exchange for Stock Awards, (b) accelerate the vesting and termination of outstanding Stock Awards so that Stock Awards can be exercised or become vested in full before or otherwise in connection with the closing or completion of the transaction or event but then terminate or (c) cancel Stock Awards in exchange for cash payments to Participants. The Board need not adopt the same rules for each Stock Award or each Participant.

12.4 Changes of Control. In connection with a Change of Control, notwithstanding any other provision of this Plan (but subject to Section 12.8), the Board may take any one or more of the actions described in Section 12.3. In addition, the Board may extend the date for the exercise of Options (but not beyond their original Expiration Date). The Board need not adopt the same rules for each Award or each Participant. “Change of Control” shall mean the occurrence of any of the following events: (i) at any time during any two consecutive year period, at least a majority of the Board shall cease to consist of “Continuing Directors” (meaning directors of the Company who were directors at the beginning of such two-year period, or who subsequently became directors and whose election, or nomination for election by the Company’s shareholders, was approved by a majority of the then Continuing Directors); or (ii) any “person” or “group” (as determined for purposes of Section 13(d)(3) of the Exchange Act, except any majority-owned subsidiary of the Company or any employee benefit plan of the Company or any trust thereunder, shall have acquired “beneficial ownership” (as determined for purposes of Securities and Exchange Commission (“SEC”) Regulation 13d-3) of Shares having 30% or more of the voting power of all outstanding Shares, unless such acquisition is approved by a majority of the directors of the Company in office immediately preceding such acquisition; or (iii) a merger or consolidation occurs to which the Company is a party, in which outstanding Shares are converted into shares of another company or other securities (of either the Company or another company) or cash or other property.

12.5 Divestiture. If the Company or an Affiliate sells or otherwise transfers equity securities of an Affiliate to a person or entity other than the Company or an Affiliate, or leases, exchanges or transfers all or any portion of its assets to such a person or entity, then the Board , in its sole and absolute discretion, may specify that such transaction or event constitutes a “Divestiture.” In connection with a Divestiture, notwithstanding any other provision of this Plan, the Board may take one or more of the actions described in Section 12.3 or 12.4 with respect to Awards or Award Shares held by, for example, Employees, Directors or Consultants for whom that transaction or event results in a Termination. The Board need not adopt the same rules for each Award or each Participant.
12.6 Dissolution. If the Company adopts a plan of dissolution, the Board may, in its sole and absolute discretion, cause Awards to be fully vested and exercisable (but not after their Expiration Date) before the dissolution is completed but contingent on its completion and may cause the Company’s repurchase rights on Award Shares to lapse upon completion of the dissolution. To the extent not exercised before the earlier of the completion of the dissolution or their Expiration Date, Options shall terminate just before the dissolution is completed. The Board need not adopt the same rules for each Award or each Participant.
12.7 Substitute Awards. The Board may cause the Company to grant Substitute Awards in connection with the acquisition by the Company or an Affiliate of equity securities of any entity (including by merger) or all or a portion of the assets of any entity. Any such substitution shall be effective when the acquisition closes. Substitute Awards that are Options may be Nonstatutory Options or Incentive Stock Options. Unless and to the extent specified otherwise by the Board, Substitute Awards shall have the same terms and conditions as the options they replace, except that (subject to Section 12) substitute options shall be Options to purchase Shares rather than equity securities of the granting entity and shall have an Option Price that, as determined by the Board in its sole and absolute discretion, properly reflects the substitution.
12.8 Compliance with Section 409A. The Board shall take no action pursuant to this Section 12 that would cause an Award that is exempt from Section 409A of the Code to become subject to Section 409A and noncompliant with Section 409A, or an Award that is subject to Section 409A to become noncompliant with Section 409A, unless the Board clearly indicates in writing its intent to take action under this Section 12 that is noncompliant with Section 409A of the Code.
12.9 Cut-Back to Preserve Benefits. If the Administrator determines that the net after-tax amount to be realized by any Participant, taking into account any accelerated vesting, termination of repurchase rights, or cash payments to that Participant in connection with any transaction or event addressed in this Section 12 would be greater if one or more of those steps were not taken with respect to that Participant’s Awards or Award Shares, then and to that extent one or more of those steps shall not be taken; provided, however, no such cutback shall be taken in connection with Awards that are subject to Section 409A.

13.	Withholding and Tax Reporting

13.1 Tax Withholding Alternatives. To the extent provided by the terms of an Award Agreement, the Participant may satisfy any federal, state or local tax withholding obligation relating to the exercise or acquisition of Shares under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) tendering a cash payment; (ii) authorizing the Company to withhold Shares from the Shares otherwise issuable to the Participant as a result of the exercise or acquisition of stock under the Award; or (iii) delivering to the Company owned and unencumbered Shares.

13.2 Reporting of Dispositions. Any holder of Option Shares acquired under an Incentive Stock Option shall promptly notify the Administrator in writing of the sale or other disposition of any of those Option Shares if the disposition occurs during: (a) the longer of two years after the Grant Date of the Incentive Stock Option and one year after the date the Incentive Stock Option was exercised, or (b) such other period as the Administrator has established.

14.	Compliance with Law

The grant of Awards and the issuance and subsequent transfer of Award Shares shall be subject to compliance with all Applicable Law, including all applicable securities laws. Options may not be exercised, and Option Shares may not be transferred, in violation of Applicable Law. Thus, for example, Options may not be exercised unless: (a) a registration statement under the Securities Act is then in effect with respect to the related Option Shares, or (b) in the opinion of legal counsel to the Company, those Option Shares may be issued in accordance with an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. The failure or inability of the Company to obtain from any regulatory body the authority considered by the Company’s legal counsel to be necessary or useful for the lawful issuance of any Award Shares or their subsequent transfer shall relieve the Company of any liability for failing to issue those Award Shares or permitting their transfer. As a condition to the exercise of any Option or the transfer of any Award Shares, the Company may require the Participant to satisfy any requirements or qualifications that may be necessary or appropriate to comply with or evidence compliance with any Applicable Law.

15.	Amendment or Termination of this Plan or Outstanding Awards

15.1 Amendment and Termination. The Board may at any time amend, suspend, or terminate this Plan. On termination of this Plan, the Board may pay out benefits under this Plan in a manner that does not result in a violation of Section 409A of the Code.

15.2 Shareholder Approval. The Company shall obtain the approval of the Company’s shareholders for any amendment to this Plan if shareholder approval is necessary or desirable to comply with any Applicable Law or with the requirements applicable to the grant of Options intended to be Incentive Stock Options. The Board may also, but need not, require that the Company’s shareholders approve any other amendments to this Plan. Unless a greater vote is required by Applicable Law, any amendment to this Plan shall be deemed approved if such amendment receives more affirmative votes than negative votes at a shareholders’ meeting at which a quorum is present.

15.3 Cancellation and Re-Grant of Options. The Company may not reprice any outstanding Stock Awards under the Plan, including implement any program whereby outstanding Stock Awards will be cancelled and replaced with Stock Awards bearing a lower purchase or exercise price, without first obtaining the approval of the shareholders of the Company; provided however that this Section 15.3 shall in no way limit the Company’s ability to adjust Stock Awards as provided under Section 12 above.

15.4 Effect. No amendment, suspension, or termination of this Plan, and no modification of any Award even in the absence of an amendment, suspension, or termination of this Plan, shall impair any existing contractual rights of any Participant unless the affected Participant consents to the amendment, suspension, termination, or modification. However, no such consent shall be required if the Administrator determines in its sole and absolute discretion that the amendment, suspension, termination, or modification: (a) is required or advisable in order for the Company, this Plan or the Award to satisfy Applicable Law, to meet the requirements of any accounting standard or to avoid any adverse accounting treatment, or (b) in connection with any transaction or event described in Section 12, is in the best interests of the Company or its shareholders. The Administrator may, but need not, take the tax consequences to affected Participants into consideration in acting under the preceding sentence. Termination of this Plan shall not affect the Administrator’s ability to exercise the powers granted to it under this Plan with respect to Awards granted before the termination, or Award Shares issued under such Awards, even if those Award Shares are issued after the termination.

16.	Reserved Rights

16.1 Nonexclusivity of this Plan. This Plan shall not limit the power of the Company or any Affiliate to adopt other incentive arrangements including, for example, the grant or issuance of stock options, stock, or other equity-based rights under other plans or independently of any plan.

16.2 Unfunded Plan. This Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Participants, any such accounts will be used merely as a convenience. The Company shall not be required to segregate any assets on account of this Plan, the grant of Awards, or the issuance of Award Shares. The Company and the Administrator shall not be deemed to be a trustee of stock to be awarded under this Plan. Any obligations of the Company to any Participant shall be based solely upon contracts entered into under this Plan, such as Award Agreements. No such obligation shall be deemed to be secured by any pledge or other encumbrance on any assets of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any such obligation.

17.	Beneficiaries

A Participant may file a written designation of one or more beneficiaries who are to receive the Participant’s rights under the Participant’s Options after the Participant’s death. A Participant may change such a designation at any time by written notice. If a Participant designates a beneficiary, the beneficiary may exercise the Participant’s Options after the Participant’s death. If a Participant dies when the Participant has no living beneficiary designated under this Plan, the Company shall allow the executor or administrator of the Participant’s estate to exercise the Option or, if there is none, the person entitled to exercise the Option under the Participant’s will or the laws of descent and distribution. In any case, no Option may be exercised after its Expiration Date.

18.	Miscellaneous

18.1 Governing Law. This Plan and all determinations made and actions taken under this Plan shall be governed by the substantive laws, but not the choice of law rules, of the State of Washington. Participants irrevocably consent to the nonexclusive jurisdiction and venue of the state and federal courts located in the State of Washington.

18.2 Determination of Value. Fair Market Value shall be determined as follows:
(a) Listed Stock. If the Shares are traded on any established stock exchange or quoted on a national market system, Fair Market Value shall be the closing sales price for the Shares as quoted on that stock exchange or system for the date the value is to be determined (the “Value Date”) as reported in The Wall Street Journal or a similar publication. If no sales are reported as having occurred on the Value Date, Fair

Market Value shall be that closing sales price for the last preceding trading day on which sales of Shares are reported as having occurred. If no sales are reported as having occurred during the five trading days before the Value Date, Fair Market Value shall be the closing bid for Shares on the Value Date. If Shares are listed on multiple exchanges or systems, Fair Market Value shall be based on sales or bids on the primary exchange or system on which Shares are traded or quoted.
(b) Stock Quoted by Securities Dealer. If Shares are regularly quoted by a recognized securities dealer but selling prices are not reported on any established stock exchange or quoted on a national market system, Fair Market Value shall be the mean between the high bid and low asked prices on the Value Date. If no prices are quoted for the Value Date, Fair Market Value shall be the mean between the high bid and low asked prices on the last preceding trading day on which any bid and asked prices were quoted.
(c) No Established Market. If Shares are not traded on any established stock exchange or quoted on a national market system and are not quoted by a recognized securities dealer, the Administrator will determine Fair Market Value in good faith and consistent with the requirements of Section 409A of the Code to the extent necessary to maintain an exemption from or compliance with Section 409A. The Administrator will consider the following factors, and any others it considers significant, in determining Fair Market Value: (i) the price at which other securities of the Company have been issued to purchasers other than Employees, Directors, or Consultants, (ii) the Company’s net worth, prospective earning power, dividend-paying capacity, and non-operating assets, if any, and (iii) any other relevant factors, including the economic outlook for the Company and the Company’s industry, the Company’s position in that industry, the Company’s goodwill and other intellectual property, and the values of securities of other businesses in the same industry.
18.3 Reservation of Shares. During the term of this Plan, the Company will at all times reserve and keep available such number of Shares as are still issuable under this Plan.

18.4 Electronic Communications. Any Award Agreement, notice of exercise of an Option, or other document required or permitted by this Plan may be delivered in writing or, to the extent determined by the Administrator, electronically. Signatures may also be electronic if permitted by the Administrator.
18.5 Escrow of Shares. To enforce any restriction applicable to Shares issued under this Plan, the Board or the Committee may require a Participant or other holder of such Shares to deposit the certificates representing such Shares, with approved stock powers or other transfer instruments endorsed in blank, with the Company or an agent of the Company until the restrictions have lapsed. Such certificates (or other notations representing the Shares) may bear a legend or legends referencing the applicable restrictions.

18.6 Notices. Unless the Administrator specifies otherwise, any notice to the Company under any Award Agreement or with respect to any Awards or Award Shares shall be in writing (or, if so authorized by Section 18.4, communicated electronically), shall be addressed to the Secretary of the Company, and shall only be effective when received by the Secretary of the Company.

18.7 Arbitration. Any dispute arising out of or relating to this Plan or any Award Agreement, including (without limitation) breach, termination or the validity thereof, shall be finally resolved by arbitration by a sole arbitrator in Seattle, Washington in accordance with the CPR Rules of Non-Administered Arbitration, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.

COSTCO WHOLESALE CORPORATION
999 LAKE DRIVE
ISSAQUAH, WA 98027

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The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Jeffrey H. Brotman 02 Daniel J. Evans 03 Richard A. Galanti 04 Jeffrey S. Raikes 05 James D. Sinegal

The Board of Directors recommends you vote FOR proposals 2 through 5b, all of which are Company proposals.

		For	Against	Abstain
2	Ratification of selection of independent auditors.	☐	☐	☐
3	Approval, on an advisory basis, of executive compensation.	☐	☐	☐
4	To amend and restate the Company's Sixth Restated Stock Incentive Plan.	☐	☐	☐
5a	To amend the Articles of Incorporation to reduce voting standard for removal of directors.	☐	☐	☐
5b	To amend the Articles of Incorporation to reduce voting standard for amending the article dealing with removal of directors for cause.	☐	☐	☐

The Board of Directors recommends you vote AGAINST proposal 6.

		For	Against	Abstain
6	Shareholder proposal to regulate director tenure.	☐	☐	☐

For address change/comments, mark here. (see reverse for instructions) ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000222805_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com .

Costco Wholesale Corporation
999 Lake Drive, Issaquah, Washington 98027
Proxy for the January 29, 2015 Annual Meeting
This Proxy is Solicited by the Board of Directors

The undersigned shareholder of Costco Wholesale Corporation (the "Company") hereby appoints Jeffrey H. Brotman and W. Craig Jelinek, and each of them, the lawful attorneys and proxies of the undersigned, each with several powers of substitution, to vote all of the shares of Common Stock of the Company held of record by the undersigned on November 20, 2014, at the Annual Meeting of Shareholders to be held at the Meydenbauer Center, Center Hall, 11100 NE 6th Street, Bellevue, Washington 98004, on Thursday, January 29, 2015 at 4:00 p.m., local time, and at any and all adjournments thereof, with all the powers the undersigned would possess if personally present upon all matters set forth in the Notice of Annual Meeting of Shareholders and Proxy Statement.

Shares represented by all properly executed proxies will be voted in accordance with instructions appearing on the proxy and in the discretion of the proxy holders as to any other matter that may properly come before the Annual Meeting of Shareholders. **IN THE ABSENCE OF SPECIFIC INSTRUCTIONS, PROXIES WILL BE VOTED "FOR " PROPOSALS 1, 2, 3, 4, 5a, AND 5b AND AGAINST PROPOSAL 6 AND IN THE DISCRETION OF THE PROXY HOLDERS AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS.**

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

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